Exhibit 10.8

The symbol "[***]" denotes places where certain identified information has been excluded because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential.

SHAREHOLDERS’ AGREEMENT RELATING TO
COSAN LUBES INVESTMENTS LIMITED

among

COSAN S.A.

and

GALT LUBES INVESTMENTS LIMITED

and

COSAN LUBES INVESTMENTS LIMITED

March 29, 2019

SCHEDULES AND EXHIBITS

Schedule Adjusted EBITDA
Schedule 1.lSchedule lPart Al(xix) - Corporate Reorganization
Schedule 1.l(xxiii) - Dividend Policy
Schedule 1.1(xxx) - Independent Expert
Schedule 1.l(xliv) - Permitted Transactions
Schedule 6.3.1 - List of Assessment Firms
Schedule Permitted Opportunity
Exhibit Subsidiaries

Exhibit 2019 Annual Budget
Exhibit 2019-2023 Business Plan
Exhibit Net Debt Calculation
Exhibit Senior Employees

SHAREHOLDERS’ AGREEMENT RELATING TO

COSAN LUBES INVESTMENTS LIMITED

This Shareholders’ Agreement is entered into on March 29, 2019 by:

I.       GALT LUBES INVESTMENTS LIMITED, a company organized under the laws of Jersey, with registered offices at 1 Waverley Place Union Street St Helier Jersey JE1 1SG, herein represented in accordance with its corporate documents (“Investor”);

II.       COSAN S.A., a company (sociedade por ações) organized under the laws of the Federative Republic of Brazil, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/MF) under No. 50.746.577/0001-15, with head offices at Av. Brigadeiro Faria Lima, No. 4,100, 16th floor, suite 01, ZIP CODE 04.538-132, in the City of São Paulo, State of São Paulo, Brazil (“Controlling Shareholder”); and

III.       COSAN LUBES INVESTMENTS LIMITED, a private limited company organized under the laws of England and Wales, registered with the Companies House under No. 08018479, with registered office at Moove, Dering Way, Gravesend, Kent, England, DA12 2QX (“Company”);

Each of the Investor and the Controlling Shareholder is hereafter individually referred to as a “Shareholder”, and collectively as the “Shareholders”. Each of the Investor, the Controlling Shareholder and the Company are hereafter individually referred to as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, pursuant to the Investment Agreement (“Investment Agreement”), dated December 21, 2018, entered into by the Investor, the Controlling Shareholder and the Company, the Investor agreed to subscribe for new ordinary shares, representing thirty percent (30%) of the share capital of the Company immediately after such issuance, on a fully diluted basis;

WHEREAS, as a result of the completion, on this date, of the transactions contemplated under the Investment Agreement (“Closing”), each Shareholder owns the number of Shares as indicated in Section 2.3 below;

WHEREAS, on the date hereof, the Company holds, directly or indirectly, shares in certain Subsidiaries as indicated in Exhibit Subsidiaries;

WHEREAS, each of the Shareholders desires to enter into this Agreement in order to define certain of their mutual rights and obligations, and the terms and conditions governing their relationship as shareholders of the Company and its Subsidiaries, including with respect to (i) the governance of the Company and its Subsidiaries; (ii) the voting rights of the Shareholders; and (iii) the restrictions on the transfer of Shares.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises set forth herein, the Parties agree as follows:

Article 1
DEFINITIONS

1.1.             Certain Defined Terms. As used herein, the following terms shall have the following meanings, unless otherwise required by the context or established in this Agreement:

(i)                 “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted to reflect (i) the exclusion of extraordinary items that, based on reasonable assumptions, are not expected to reoccur in the foreseeable future, (ii) the exclusion of any income from, or any amount received by the Company Entities as a result of the transfer of, the Excluded Assets; (iii) the impacts on the calculation of the EBITDA of the Company Entities from moving, as a result of completion of the Corporate Reorganization, from an assessment of the Company Entities pursuant to the accounting principles of Brazilian GAAP to an assessment pursuant to the accounting principles of IFRS and as detailed on Schedule Adjusted EBITDA, (iv) changes due to the adoption of new standards or interpretations from IASB, including IFRS-15 and IFRS-16, (v) the addback of costs, fees and expenses incurred in connection with the Transaction, including advisors fees and antitrust filings provided in Section 5.3 and Section 12.12 of the Investment Agreement, (vi) the equity results for Cosan US Inc (holding company of Novvi Joint Venture), for as long as Novvi Joint Venture remains the only asset owned by the Controlling Shareholder through Cosan US Inc., (vi) the addback of any provisions for Claims and any Losses indemnifiable under Section 7.8 and Section 7.9 of the Investment Agreement or the Other Matters Indemnity that are paid by the Controlling Shareholder directly to the Company, and to the extent not computed in item (i) above, and (vii) that revenues derived from current transactions with Related Party that are terminated by any of the Company Entities due to the lack of consent of the Investor to renew the applicable agreements with Related Parties shall be added back to the computed Adjusted EBITDA calculation;

(ii)               “Affiliate” means,

in respect of any person other than the Investor:

(a)	in the case of a person which is a body corporate, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking or any entity which manages and/or advises any such entity, in each case from time to time;

(b)	in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership or any entity which manages and/or advises any such entity; and

(c)	any Affiliate of any person in paragraphs (a) or (b) above; and

and in respect of the Investor:

(d)	any of (i) CVC Advisers Latam Representação e Consultoria Ltda., a Brazilian company with head offices at Avenida Horácio Lafer, 160 - 12° andar, São Paulo, Brazil, 04538-08; (ii) CVC Capital Partners SICAV-FIS S.A., registered in Luxembourg with its registered address at 20 av. Monterey, 2163 Luxembourg; (ii) CVC Capital Partners VII; and (iii) Affiliates (within the meaning given in (a) to (c) (inclusive) above) of those persons set out at (i), (ii) and (iii) above and for the avoidance of doubt including funds managed or advised by such persons, but excluding (a) CVC Capital Partners Credit Partners Holdings Limited and each of its Subsidiary undertakings and parent undertakings from time to time, and (b) any portfolio or investee companies (other than the Investor) of funds advised by any member of the Investor group.

For the avoidance of doubt, Raízen Energia S.A., a Brazilian publicly-held corporation, with headquarters in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, No. 4,100, 11th floor, suite V, ZIP CODE 04.538-132, enrolled with the CNPJ/MF under No. 08.070.508/0001-78, and Raízen Combustíveis S.A., a Brazilian corporation with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Victor Civita (Cond. Polo Rio de Cine e Video), No. 77, Bloco 01, ZIP CODE 22.775-044, enrolled with the CNPJ/MF under No. 33.453.598/0001-23, and their respective subsidiary undertakings and parent undertakings other than the Controlling Shareholder (the “Raízen Group”) shall not be considered Affiliates of the Controlling Shareholder and/or any of the Company Entities;

(iii)           “Agreed Form” means, in relation to any document, the form of that document which has been initialed for the purpose of identification by or on behalf of the Investor and the Controlling Shareholder;

(iv)           “Agreement” means this Shareholders’ Agreement and the exhibits and schedules attached hereto;

(v)            “AIFMD” means the Directive 2011/61/EU of the European Parliament and of the Council of June 8, 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No. 1060/2009 and (EU) No. 1095/2010, the Commission Delegated Regulation (EU) No. 231/2013 of December 19, 2012 supplementing Directive 2011/61/EU of the European Parliament and of the Council with regard to exemptions, general operating conditions, depositaries, leverage, transparency and supervision;

(vi)           “Amended Articles” means the Agreed Form articles of association of the Company;

(vii)          “Annual Budget” means any budget for the Company and its Subsidiaries for each Fiscal Year, as approved from time to time by the Shareholders or by the Board in accordance with this Agreement, provided that the Annual Budget for 2019 shall be substantially in the form attached hereto as Exhibit 2019 Annual Budget;

(viii)         “Anti-Bribery Laws” means, to the extent applicable to the Company Entities or any Shareholder (as applicable) from time to time, the US Foreign Corrupt Practices Act 1977 (15 U.S.C. §78-dd-1, et seq.), as amended, any rules and regulations thereunder, the Bribery Act 2010, the Anti-Corruption Law of Brazil (Law No. 12,846/2013), the Brazilian Anti-corruption Regulatory Decree (Decree No. 8,420/2015), the Brazilian Conflict of Interest Law (Federal Law No. 12,813/2013), the Brazilian Law of Administrative Improbity (Federal Law No. 8,429/1992) and the Brazilian Public Procurement Law (Federal Law No. 8,666/93) and any rules and regulations thereunder, any similar laws or regulations in any other jurisdiction and any other national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(ix)           “Applicable Law” means, in relation to any Person, any law, code, ordinance, regulation, directive, circular, ruling, resolution, court order, final and unappealable decision, final arbitral award, order, requirement, or rule of any Government Authority, as amended, applicable to the relevant Person and its business, properties or assets;

(x)            “Board” means the board of directors of the Company;

(xi)           “Business” means activities in relation to the manufacture and distribution of lubricants and base oils in Latin America, Europe and in the United States of America, as well as the manufacture and supply of lubricants and chemicals for passenger and commercial vehicles in Europe;

(xii)          “Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in the cities of: (i) São Paulo, State of São Paulo, Brazil; (ii) London, United Kingdom; or (iii) Jersey, Channel Islands, are obligated, authorized or required by Applicable Law to remain closed for business;

(xiii)         “Business Plan” means any business plan for the Company and the Subsidiaries, which shall include potential expansion plans, strategy and projected capital expenditures and operational expenditures as approved from time to time by the Shareholders or by the Board in accordance with this Agreement, provided that the Agreed Form Business Plan for 2019-2023 is attached hereto as Exhibit 2019-2023 Business Plan;

(xiv)         “CEO” means the Chief Executive Officer of the Group;

(xv)          “CFO” means the Chief Financial Officer of the Group;

(xvi)         “Closing Date” means the date hereof;

(xvii)        “Company Entities” means any of the Company, the Subsidiaries, Moove and ZIP Lube and their respective subsidiaries;

(xviii)       “Control” means, in respect of any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, including the power to elect the majority of the members of the Board of Directors or equivalent governing body of such Person, whether through the ownership of voting securities or by voting agreement, contract or otherwise, and the terms “Controlled” and “Controlling” will be construed accordingly;

(xix)          “Corporate Reorganization” means the corporate reorganization described in Schedule 1.1(xix);

(xx)           “CVC Capital Partners VII” means CVC Capital Partners VII (A) L.P, CVC Capital Partners VII Associates L.P. and CVC Capital Partners Investment Europe VII L.P;

(xxi)          “Director” means any member of the Board;

(xxii)        “Disclosure and Transparency Guidelines” means the guidelines for Disclosure and Transparency in Private Equity, for the time being in force;

(xxiii)        “Dividend Policy” means the dividend policy of the Company in effect on the date hereof as detailed in Schedule Dividend Policy;

(xxiv)       “Encumbrance” means any mortgage, lien, pledge, charge, security interest, encumbrance, warranties, arrolamentos, attachments, easements, usufruct, chattel mortgage, fiduciary assignment (cessão fiduciária and alienação fiduciária), charges, either judicial or non-judicial, conditioned sale agreements and restrictions, title defect, objections, lease, license, covenant, condition, wrongful possession, reserves, rights of first refusal, preemptive rights, drag along, right of enjoyment and agreements to exercise voting or economic rights, options or other restriction of any kind, or any other right in favor of or claim by, any third party of whatsoever nature which may affect, restrict or condition the full ownership and possession of a certain right, property or asset, and other claims, encumbrances or restrictions which have the same or a similar effect to the granting of security;

(xxv)        “Fiscal Year” means the accounting year of the Company commencing each calendar year on January 1 and ending on December 31 of such calendar year;

(xxvi)       “IFRS” means the international accounting standards, international financial reporting standards and related interpretations within the meaning of IAS Regulation 1606/2002 issued or adopted by the International Accounting Standards Board;

(xxvii)      “Governmental Authority” means any UK, Brazilian or foreign federal, state, provincial or local governmental authority, court, arbitral tribunal, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing;

(xxviii)     “Group” means the Company and its Subsidiaries from time to time;

(xxix)        “Indebtedness” means as at any date of determination thereof (without duplication), all consolidated financial liabilities or obligations of the Company in accordance with IFRS and shall include the granting of credits or collaterals or guarantees or indemnities in respect of any other person’s obligations or indebtedness;

(xxx)         “Independent Expert” means the firms listed in Schedule 1.1(xxx);

(xxxi)        “Institutional Buyer” means any institutional asset or fund manager (including, for ease of reference, but not limited to, Neuberger Berman, Fidelity Investments, Aberdeen Asset Management and Franklin Templeton Investments), but excluding, for the avoidance of doubt, private equity funds, hedge funds, vulture or distressed investor funds or other financial buyers;

(xxxii)       “Investor Consent” means either (i) the consent in writing of the Investor or (ii) the consent in writing of a Director appointed by the Investor, as applicable;

(xxxiii)      “Involuntary Transfer” means any proceeding or action by or in which a Shareholder shall be deprived or divested of any right, title or interest in or to any of the Shares owned or held by such Shareholder, including (i) any Transfer of the Shares resulting from a seizure under levy of attachment or execution; (ii) any Transfer in connection with Liquidation or other court proceeding to a debtor in possession, trustee or receiver or other officer or agency; (iii) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property; and (iv) any Transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action;

(xxxiv)      “IPCA” means the Extended Consumer Price Index issued by the Brazilian Institute of Geography and Statistics (IBGE), or any index that may substitute it;

(xxxv)       “Level 1 Governance Rights” means all of the rights under this Agreement which the Investor is entitled to exercise so long as the Investor holds at least fifteen percent (15%) of the voting shares in the capital of the Company;

(xxxvi)      “Level 2 Governance Rights” means all of the rights under this Agreement which the Investor is entitled to exercise so long as the Investor holds at least ten percent (10%) of the voting shares in the capital of the Company;

(xxxvii)    “Liquidation” means the voluntary or involuntary liquidation, bankruptcy, any composition or arrangement with creditors generally, administration, receivership (administrative or otherwise), judicial reorganization (recuperação judicial), out of court reorganization (recuperação extrajudicial), dissolution, or winding up or any event analogous to any of the foregoing of the Company or any Subsidiary;

(xxxviii)    “Lock-Up Period” means the period commencing on the Closing Date and ending on the date which is five (5) years after the Closing Date;

(xxxix)      “LTM Adjusted EBITDA” means the consolidated aggregated Adjusted EBITDA of a Person for the period of twelve (12) full calendar months ending immediately prior to the date of determination;

(xl)            “Net Debt” means the total financial Indebtedness of the Company as at any date of determination thereof, minus cash, cash equivalents and marketable securities (which shall not consider any restricted cash, such as deposits to secure or otherwise support judicial and administrative procedures or held in escrow or similar arrangements) to be calculated in accordance with Exhibit Net Debt Calculation;

(xli)          “New Holdco” means a company to be incorporated under the laws of the Federative Republic of Brazil (or any other jurisdiction) and owned by the Controlling Shareholder and the Investor in the same proportions as their ownership of the Company as at the time of incorporation of the new holding company, for the purpose of holding the shares of the Company in preparation for a Qualified Public Offering as the case may be;

(xlii)         “Organizational Documents” means, with respect to any Person, the articles of association, certificate of incorporation, certificate of existence and legal representation, by-laws, limited liability company agreement, operating agreement or any other similar organizational documents of such Person;

(xliii)        “Performance Evaluation Date” means the annual date when the Board assesses the Company’s performance regarding the respective Annual Budget and Business Plan;

(xliv)        “Permitted Transactions” means the transactions detailed in Schedule 1.1(xliv);

(xlv)         “Permitted Transferee” means, with respect to any Shareholder, any Person which directly or indirectly Controls, is Controlled by, or is under common Control with such Shareholder. Only with respect to the Controlling Shareholder, a Permitted Transferee shall mean any member of the ultimate Controlling shareholders’ family or their respective heirs or successors, including as a result of family or estate planning, being hereby authorized, for instance, transfers to any trust or foundation for the benefit of the ultimate Controlling shareholder of the Company or their respective heirs or successors, or any member of the ultimate Controlling Shareholders’ family (including by means of any corporate reorganization), and in the case of the Investor, shall include any Affiliate, provided, in each case, that any such Permitted Transferee agrees to be bound by the terms of this Agreement pursuant to Section 9.3;

(xlvi)        “Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, investment fund, entity or Governmental Authority;

(xlvii)      “Prohibited Person” means (a) any of the individuals or entities named on (i) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter, (ii) the World Bank Listing of Ineligible Firms (www.worldbank.org/debarr), (iii) the “Consolidated Sanctions List” as promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury or (b) any individual or entity which, if admitted as a shareholder of the Company, would otherwise cause a Shareholder to violate Anti-Bribery Laws or Applicable Laws;

(xlviii)      “Public Offering” means a primary or secondary public offering of equity interests of the Company on the London Stock Exchange or the New York Stock Exchange, provided that any such offering grants rights for shareholders consistent with those rights granted under the Novo Mercado corporate governance level on B3 S.A. Brasil, Bolsa, Balcao (the “Brazilian Stock Exchange”);

(xlix)         “Qualified Matters” means together, the Qualified Matters Level 1 and the Qualified Matters Level 2;

(l)             “Qualified Public Offering” means a registered underwritten public offering of the Company’s shares or the New Holdco’s shares (or any Brazilian Depositary Receipts of the Company’s shares or the New Holdco’s shares, as applicable), on the Brazilian Stock Exchange, in accordance with Instruction No. 400, enacted by the Brazilian Securities Commission on December 29, 2003, as amended, and article 19 of Federal Law No. 6,385 of December 7, 1976, as amended, under the Novo Mercado corporate governance level (“B3 Listing”) and upon the consummation of which: (i) the ordinary Shares (or certificates representing such ordinary Shares, as applicable) owned by the Investor are tradeable without restriction, other than the limitations required by the Underwriters (provided that the Investor shall not be subject to more or greater limitations than the ones which apply to the Controlling Shareholder); and (ii) at least shares representing twenty-five percent (25%) of the ordinary shares of the Company (or New Holdco) are held by the general public and are tradeable without restriction (where general public excludes the Company, the Controlling Shareholder, the Investor and any of their respective Affiliates); provided that a B3 Listing may be substituted by a listing on an international stock exchange with a similar level of minority protection rights offered by Novo Mercado (including only voting shares allowed, 100% tag along rights upon change of Control, minimum requirements for independent Board Members, minimum free float, clearly defined rules and procedures for disclosure of information and policies, such as compensation, risk management and related party transactions) if so advised by the financial advisor retained in accordance with Article 11;

(li)            “Related Party” means, with respect to any Person which is a legal entity, directly or indirectly: (i) any Person Controlled by such Person or under common Control with such Person; (ii) any Person Controlling the legal entity; and (iii) any shareholder, quota-holder or manager of any such Person or Persons referred to in items (i) and (ii), as of the date this definition is applied, as well as any Person Controlled by any of them. For the avoidance of doubt, any member of the Raízen Group shall not be deemed a Related Party of the Controlling Shareholder or any of the Company Entities for the purposes of this Agreement;

(lii)           “Relevant Conflict Matter” means any discussion related to:

(a)	a matter relating to a Director himself or his own total compensation and benefits;

(b)	any claim, or possible claim, or the assertion, enforcement or settlement of such claim or possible claim, by the Company or any Subsidiary against the Shareholder which appointed the Director under Section Article 44.3 or an Affiliate of that Shareholder (and, with respect to the Controlling Shareholder, the Raízen Group companies);

(c)	any claim, or possible claim, by a Shareholder which appointed the Director under Section Article 44.3 or any Affiliate of that Shareholder against the Company or any Subsidiary (or the assertion, enforcement or settlement of such claim or possible claim);

(d)	the exercise of any right by the Company or any Subsidiary under, or any disputes or potential disputes involving, the Investment Agreement, this Agreement or any other Transaction Document against the Shareholder which appointed the Director under Section Article 44.3 or an Affiliate of that Shareholder;

(e)	the entering into, renegotiation, termination, amendment or consideration of any (actual or potential) contract, transaction or other arrangement between the Company or any Subsidiary, on the one hand, and a Shareholder which appointed the Director under Section Article 44.3 or any Affiliate of that Shareholder (or, in respect of the Controlling Shareholder, any member of the Raízen Group if such contract, transaction or other arrangement is not on arm’s length terms) on the other hand; and

(f)	a transaction with a Related Party of the Shareholder which appointed the Director under Section Article 44.3 (other than, in case of the Investor, a transaction with a portfolio company of an Affiliate of the Investor, on arm’s length terms).

(liii)          “Representative” means, with respect to a Person, any officer, director, employee, accountant, auditor, attorney, consultant, advisor, agent, representative, shareholder or Affiliate of such Person;

(liv)          “Restricted Business” means (i) the research, development, design, preparation, manufacture, production, blending, testing, packaging, import, marketing, sale, commercialization, distribution, representation or supply of lubricants (including finished lubricant products), lubricant additives, additive concentrates, additive mixtures, base stocks for selection and production of finished lubricants and other components and raw materials for selection and production of finished lubricants and used in Territory A; and (ii) the research, development, design, preparation, manufacture, production, blending, testing, packaging, import, marketing, sale, commercialization, distribution, representation or supply of lubricants (including finished lubricant products), lubricant additives, additive concentrates, additive mixtures, and used in Territory B;

(lv)           “Sanctions Laws” means any applicable export control, financial, economic sanctions or trade embargoes (collectively, the “Sanctions”) laws and regulations of the United States of America, the United Kingdom, the European Union (or any Member State thereof), the United Nations and each other jurisdiction in which the Company operates or to which it is subject from time to time, including, without limitation, any Sanctions administered or enforced by or under the US Export Administration Regulations, the US International Traffic in Arms Regulations, the US Department of Treasury Office of Foreign Asset Control’s or any other US Governmental Authority, or the United Nations Security Council, sanctions programmes maintained by Her Majesty’s Treasury, any applicable European Union restrictive measure that has been implemented pursuant to any European Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the European Union’s Common Foreign and Security Policy or other Sanction’s authority with jurisdiction over any person;

(lvi)          “Sanctions Target” shall mean any individual, entity, vessel or aircraft that is: (i) named in any list maintained under the Sanctions Laws; (ii) a government of a Sanctioned country; (iii) an agency or instrumentality of, or any entity directly or indirectly owned or controlled by, a government of a Sanctioned country; (iv) based, organized or resident in a Sanctioned country; or (v) otherwise the target of Sanctions Laws;

(lvii)         “Senior Employees” means the employees listed in Exhibit Senior Employees and any of their respective replacements or replacement positions;

(lviii)        “Subsidiary” means the Persons listed in Exhibit Subsidiaries and any other company Controlled by the Company from time to time;

(lix)          “Tax Authority” means any taxing or other authority (in any jurisdiction) competent to impose any liability in relation to Taxes, or assess or collect any Taxes;

(lx)           “Taxes” means any form of taxation, including all taxes, customs, tariffs, imposts, levies, duties, contributions, withholdings, fees or other like assessments or charges of a whatever nature imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts;

(lxi)          “Territory A” means Argentina, Brazil, Bolivia, Paraguay and Uruguay;

(lxii)         “Territory B” means the United States of America, Mexico, Central and South America (excluding Argentina, Brazil, Bolivia, Paraguay and Uruguay), and the following European countries: Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Republic of Cyprus, Romania, Russia, Slovakia, Slovenia, Spain, Sweden and United Kingdom;

(lxiii)        “Third-Party” means any Person other than the Parties and their respective Affiliates;

(lxiv)        “Transaction Documents” means this Agreement, the Investment Agreement, the Other Matters Indemnity, the Equity Commitment Letter, the Put Option Agreement and any other document to be entered into among the Parties for purposes of implementing the transaction set forth in the Investment Agreement;

(lxv)         “Transfer” means, in relation to any Shares, either directly or indirectly, to:

(a)	sell, assign, transfer or otherwise dispose of it (including the grant of any option over or in respect of it);

(b)	direct (by way of renunciation or otherwise) that another person should, or assign any right to (including pre-emptive rights), receive it;

(c)	enter into any agreement in respect of the votes or any other rights attached to it (other than by way of proxy for a particular shareholder meeting); or

(d)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing;

(lxvi)       “Transferee” means any Person to whom any Shareholder or any Transferee thereof Transfers Shares in accordance with the terms hereof (including any Permitted Transferee); and

(lxvii)      “Underperformance” means a shortfall of the Group’s consolidated Adjusted EBITDA projection included in an Annual Budget and/or a Business Plan, as applicable, (i) of fifteen percent (15%) or more, taking into consideration the combined results of the two (2) preceding consecutive years; or (ii) of thirty percent (30%) or more, in one (1) preceding single year. For the purposes of the performance assessment, the Underperformance shall not include any currency changes (and constant currencies will be assumed for this underperformance analysis) and “Underperformed” shall have a corresponding meaning.

18.1       Further Defined Terms. In addition to words, expressions and abbreviations with initial capital letters defined in Section 1.1 above, (i) capitalized terms not otherwise defined in this Agreement shall have the meaning attributed to them in the Investment Agreement, and (ii) the table below contemplates other defined terms whose definitions is set forth under this Agreement:

Defined Term	Section
Acceptance Period	10.1.2
Assessment Firm	6.3.1
Assessment Process	6.3
Brazilian Stock Exchange	1.1(l)
B3 Listing	1.1(l)
Closing	Recitals
Company	Preamble
Confidential Information	16.1
Controlling Shareholder	Preamble
Contract Date	10.1.4
Convertible Securities	10.5.3(b)
Demand Notices	11.1
Disclosing Party	16.1
Dispute	17.2

Defined Term	Section
Emergency Equity	10.5.3(a)
Emergency Funding Issue	10.5
Emergency Funding Issue End Date	10.5.5(d)
Emergency Funding Issue Notice	10.5.4
End Date	10.4.1
Excluded Assets	7.2
Fair Market Value	10.5.8
First Offer Acceptance Notice	10.1.1
First Offer Notice	10.1
Group Acquisition Agreement	13.6
ICC	17.2
Investment Agreement	Recitals
Investor	Preamble
Level l Governance Right	1.1(l)
Level 2 Governance Right	1.1(l)
Minimum Ratio	11.3
New Issue Notice	10.4.1
New Emergency Securities	10.5
New Securities	10.4
Non-Funding Shareholder	10.5.4(b)
Notice of Excluded Assets	7.2.1
Offered Shareholder	10.1
Offered Shares	10.1
Offer Price	10.1.1
Option Period	10.1.1
Other Securities	10.4.1
Party	Preamble
Permitted Opportunity	8.2
Permitted Transfer	9.3
Permitted Transferee Group	9.5
Preemptive Rights	10.4
Private Sale Buyer	9.6
Qualified Matters Level 1	3.8

Defined Term	Section
Qualified Matters Level 2	3.10
Raízen Group	1.1(ii)
Receiving Party	16.1
Relevant Director	4.11
Relevant Entitlement	10.4.2
Representatives	16.3
Restricted Business Notice	8.2.1
Restricted Period	8.1
Right of First Offer	10.1.1
Rules	17.2
Sanctions	1.1(lv)
Second Shareholders’ Meeting Call	3.5
Selling Shareholder	10.1
Service Agent	18.1
Shareholder	Preamble
Shares	2.1
SOP	7.1
Tag-Along Notice	10.2.1
Tag-Along Sale	10.2
Third-Party Buyer	10.1
Underwriters	11.2

1.2.             Construction: Absence of Presumption. For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits), unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (iv) the term “ordinary course of business”, when used in relation to the conduct by Company Entities of their respective businesses, or the conduct of a business by any other Person, means any transaction or activity which constitutes an ordinary day-to-day business activity, conducted in compliance with the Applicable Law and its organizational documents, in a commercially reasonable and business-like manner, having no extraordinary features, and, in the case of the Company Entities, consistent with past procedures and practice and, in the case of any other Person, any transaction or activity that such Person might reasonably be expected to carry out from time to time, insofar as such Person is of similar nature and size and engaged in a similar business; and (v) references to any period will be deemed references to the number of calendar days in such period (unless Business Days are specified); provided that unless otherwise expressly stated herein, all terms or periods set forth in this Agreement will be counted by excluding the date of the event that caused the commencement of such term or period and including the last day of such period and any term ending on a day that is not a Business Day shall be automatically extended to the immediately subsequent Business Day. The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3.             Companies Act. The expressions “body corporate”, “parent undertaking” and “subsidiary undertaking” shall have the meaning given in the Companies Act 2006.

1.4.             Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Article 2
SHARES AND CORPORATE CAPITAL

2.1.             Share Register and Shares Subject to this Agreement. All shares of the Company owned by the Shareholders on the date hereof and thereafter acquired or held in any capacity and any additional shares or other securities issued by the Company to the Shareholders as a result of any Shares held or to be held by them in the future, including as a consequence of, but not limited to, any purchase, subscription, conversion, split, distribution, consolidation, sub-division or bonuses, or rights to subscribe for shares and the securities or which are convertible into shares of the Company (“Shares”) shall be subject to this Agreement.

2.2.             Organizational Documents. The Company agrees to be bound by all terms and conditions of this Agreement, to the extent consistent with Applicable Laws.

2.3.             Company’s Share Capital. On this date, the issued share capital of the Company is thirty-four million, nine hundred and sixty-three thousand, seven hundred and sixty-four pounds sterling (34,963,764), divided into ordinary Shares. The Shares shall carry the respective voting and other rights set out in the Amended Articles and rank pari passu in all respects. The Shares are held by the Shareholders as follows:

Shareholder	%	No. of Ordinary Shares

INVESTOR	30	10,489,129

CONTROLLING SHAREHOLDER	70	24,474,635

TOTAL	100%	34,963,764

2.4.             Shareholders’ Obligations. Each Shareholder hereby agrees to take, in its capacity as a shareholder of the Company, such action as may be reasonably necessary from time to time, including, without limitation, the voting of any Shares or the shares in any Subsidiary from time to time owned by such Shareholder as to which such Shareholder is entitled to vote, as the case may be, and causing each member of the Board or the board of directors of any of its Subsidiaries, as the case may be, appointed by such Shareholder, to take all necessary actions to ensure (to the extent it is in its power to do so) that the Company and each of its Subsidiaries perform their obligations under this Agreement and the Organizational Documents of the Company and its Subsidiaries.

2.4.1.	In the event that there is any conflict between the Organizational Documents of the Company or any of its Subsidiaries and this Agreement, the provisions of this Agreement shall prevail in relation to the Shareholders. In such case, the

Shareholders shall call a shareholders’ meeting in order to approve the relevant amendment of the Organizational Documents as soon as practically possible in a way to extinguish such conflict. In the event of a conflict between a provision of this Agreement and Applicable Law, the Shareholders shall negotiate in good faith in order to amend the specific provision in order to comply with Applicable Law, maintaining to the extent possible, the most of its original meaning.

2.4.2.	The Shareholders shall (i) exercise their respective voting rights at the shareholders’ meetings of the Company; (ii) take all measures required for the Company to exercise its voting rights in its Subsidiaries; and (iii) instruct their respective Representatives at the management bodies of the Company to always act in accordance with the provisions of this Agreement and Applicable Law.

Article 3
SHAREHOLDERS’ MEETINGS

3.1.             Compliance with Law and Articles. All shareholders’ meetings shall take place in accordance with the Applicable Law and the Amended Articles.

3.2.             Annual and Extraordinary Meetings. The shareholders’ meetings of the Company shall be annual or extraordinary. The Shareholders agree that an annual shareholders’ meeting shall be held once a year within the four (4) months following the closing of each Fiscal Year, for discussion, voting and approval of the financial statements, the annual accounts and any other matter required by Applicable Law. Furthermore, shareholders’ meetings may be held on an extraordinary basis whenever and insofar as the business of the Company so requires, subject to the call procedures provided in this Agreement. Unless otherwise agreed by the Shareholders or required by Applicable Law, the shareholders’ meeting shall always be held in the Company’s headquarters. The shareholders’ meetings shall be conducted in Portuguese and all notices, demands, requests, statements, certificates, minutes, or other documents or communications of such meetings shall be in English or accompanied with a copy of an English translation. A shareholder may participate in a shareholders’ meeting remotely by means of a conference telephone or similar form of communications equipment which allows all persons participating in the meeting to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting and is counted in the quorum and entitled to vote as if they attended the meeting in person.

3.3.             Vote in the Shareholders’ Meeting. Each ordinary Share shall correspond to one vote in the resolutions of the shareholders’ meetings of the Company. Except for any Qualified Matters, which must be approved as provided in Section 3.8 and in Section 3.10 below, respectively, or as otherwise required by the Applicable Law, resolutions at a shareholders’ meeting shall be passed by the affirmative vote of a simple majority of the Shares of the Company then outstanding.

3.4.             Chair of the Shareholders’ Meeting. The shareholders’ meetings shall be presided over by the chairperson of the Board or, in his or her absence, by the vice-chairperson of the Board or, in his or her absence, by any Person appointed by the shareholders representing the majority of the Company’s voting shares present at the meeting. The chairperson of the shareholders’ meeting shall appoint a secretary, who may or may not be a shareholder of the Company.

3.5.             Call Procedures. Shareholders’ meetings shall be convened by the chairperson of the Board, provided that, in addition to the ordinary and extraordinary meetings described in Section 3.2 above, the Investor for as long as it holds at least five percent (5%) of the outstanding voting shares of the Company, shall be entitled to convene no more than two (2) extraordinary Shareholders’ meetings per Fiscal Year upon prior justification in writing. Subject to additional requirements pursuant to the Applicable Law, call notices shall be issued by e-mail messages, to be followed by delivery of written notice, either personally or by mail, to each Shareholder, provided that such written notice sent either personally or by mail shall be sent at least fourteen (14) days in advance of the date scheduled for the holding of each shareholders’ meeting, at the Company’s expense. Each call notice shall contain, as a minimum, (i) information on the place, date and time the relevant shareholders’ meeting will be held and an agenda (which cannot only include generic wording as “to discuss other matters of interest” or the like); and (ii) any proposed resolutions, any document prepared by the Company in advance of the meeting in order to support any resolution and all necessary documentation related thereto. No valid resolution on matters indicated in Section 3.8 and in Section 3.10 shall be approved if such matters are not included in the agenda in the call notice, except for resolutions approved by unanimous vote of Shareholders at shareholders’ meeting duly convened. In case the quorum for the shareholders’ meeting is not established within half hour of the time at which the meeting was due to start, or if during a meeting, a quorum ceases to be present, the meeting shall be adjourned and a new call notice shall be delivered to each Shareholder and shall contain information on the place, date and time of the relevant shareholders’ meeting which shall be held, in such case, at least within five (5) and at most within ten (10) days of the date of the second call notice delivered to the Shareholders (“Second Shareholders’ Meeting Call”).

3.6.             Quorum. No business other than the appointment of the chairperson of the meeting (if required) is to be transacted at a shareholders’ meeting if the Shareholders present at the meeting do not constitute a quorum. If the Company has only one shareholder entitled to attend and vote at the meeting, one qualifying person present at the meeting and entitled to vote is a quorum. Subject to the Applicable Law, in all other cases, two qualifying persons present at the meeting and entitled to vote, of whom at least one shall be or shall represent the Controlling Shareholder and at least one shall be or shall represent the Investor, are a quorum. If, at the time and place appointed for the relevant shareholders’ meeting in the Second Shareholders’ Meeting Call, the Investor (or a person representing the Investor) is not present, the attendance of Shareholders representing, at least, one half plus one Share of the voting capital shall be a quorum, subject to Applicable Law.

3.7.             Minutes. The Company shall always prepare and keep minutes of the shareholders’ meetings, which shall record all resolutions, and shall ensure that the minutes reflect the comments of and are approved by each Shareholder, provided that the Company may adopt online shareholders’ meeting book creation and recoding, such as “BoardVantage” system. The secretary of the meetings shall be responsible for (i) drawing up the minutes of the shareholders’ meetings, (ii) circulating the minutes of the meetings to all Shareholders present in such shareholders’ meetings, for review and comments, prior to their final approval (it being understood that any final minutes shall contain all comments and potential disagreements from all Shareholders), and (iii) collecting the signatures of the attending Shareholders.

3.8.             Qualified Matters Level 1. For so long as the Investor holds at least fifteen percent (15%) of the outstanding voting shares of the Company, neither the Shareholders (with respect to the Group) nor the Company or any of its Subsidiaries shall engage in any of the following transactions or matters (“Qualified Matters Level 1”) without Investor Consent:

(i)                 any change or alteration to the Organizational Documents of the Company or the rights attaching to the shares in the capital of the Company or its Subsidiaries, or to the Group accounting policies, or the Group tax policies, or any other action that, in any case, would result in any prejudice to the rights, privileges or preferences of the Investor, except as otherwise required under Applicable Law;

(ii)               change to the Company’s jurisdiction of residence for tax purposes or any spin-off (cisão) of the Company;

(iii)             creating, authorizing, allotting or issuing any equity securities (or the issuance of different classes or types of shares by the Company) or convertible debt securities in the Company or its Subsidiaries, except (a) in accordance with Section Article 1010.4 (Preemptive Rights in Issuance of New Securities) and Section Article 1010.5 (Emergency Funding); (b) in the context of a Qualified

Public Offering; or (c) in the case of any Subsidiary, to the Company or another Subsidiary which is wholly owned by the Company (whether directly or indirectly);

(iv)              any change or modification to the 2019 Annual Budget or to the 2019-2023 Business Plan, as well as the approval of the Annual Budget solely in the event provided in Section 3.9;

(v)                any change to the material nature of the Business, including any material changes or additions of business lines;

(vi)              any disposal of (a) assets or business of the Company or any Subsidiary with a market value in excess of ten percent (10%) of the LTM Adjusted EBITDA, except if provided for in the Business Plan or in the Annual Budget; or (b) any shares or other securities in any Subsidiary that results in the Company owning, directly or indirectly, less than fifty-one percent (51%) of the equity interest of any Subsidiary, except if provided for in the Business Plan or in the Annual Budget;

(vii)            entering into any commitments for capital investments in excess of USD5,000,000, except if provided for in the Business Plan or in the Annual Budget;

(viii)          acquiring or merging with or entering into any commitments for the acquisition of or merger with, other entities, undertakings or businesses (whether by the acquisition or exchange of shares, assets, or otherwise) for consideration in excess of USD12,000,000 in respect of a single transaction or, in respect of a series of transactions in each financial year, USD24,000,000 in aggregate, except if provided for in the Business Plan or in the Annual Budget;

(ix)              any Liquidation of the Company or any Subsidiary, except in the case of a Liquidation of any Subsidiary, if provided for in the Business Plan or in the Annual Budget;

(x)                creation of any subsidiary or entering into any joint venture, partnership or profit sharing agreement, except if provided for in the Business Plan or in the Annual Budget, provided that nothing herein shall limit the ability of the Company (or the Controlling Shareholder to cause the Company) to enter into any of the Permitted Transactions;

(xi)              any capital reduction, share repurchase, redemption, conversion, consolidation, sub-division or cancellation in respect of the share capital of the Company or its Subsidiaries, except if provided for in the Business Plan or in the Annual Budget or wholly between members of the Group;

(xii)            any listing, Public Offering, or delisting of equity securities of the Company or any Subsidiary, except for a Qualified Public Offering;

(xiii)          amending or revising the Dividend Policy of the Company or payment or retention of any dividends by the Company that are inconsistent with the Dividend Policy;

(xiv)          any material change in the management compensation framework which is not in line with market practice or any changes to the terms of employment or the total compensation, including bonus and any additional monetary compensation, of the Senior Employees to the extent involving an increase higher than twenty percent (20%) in real terms over any two-year period;

(xv)            amending or revising the employee stock option or equity compensation plan (or similar incentive or bonus scheme) for the Group;

(xvi)          transactions with any Related Party;

(xvii)        appointing independent auditors other than PwC, KPMG, Deloitte or EY;

(xviii)      incurring any Indebtedness that leads the Group to exceed a maximum leverage ratio of 3.5x Net Debt / LTM Adjusted EBITDA ratio at year-end to be calculated using the audited balance sheet of the Group;

(xix)          creation or dissolution of committees of the Board (or the boards of any Subsidiaries) in contravention of Section 5.1; and

(xx)        for the avoidance of doubt, subject to the provisions of the Investment Agreement and the Put Option Agreement, the Corporate Reorganization, the transfer of the Excluded Assets and the Permitted Transactions shall not require approval under Section 3.8.

3.9.             Annual Budget and Business Plan Approval. The Group’s performance of the Annual Budget and the Business Plan shall be assessed annually on the Performance Evaluation Date. For so long as the Investor holds at least fifteen percent (15%) of the outstanding voting shares of the Company, if the Group has Underperformed, the approval of any Annual Budget will require Investor Consent, provided, however, that the Investor shall not be allowed to veto more than two (2) Annual Budget proposals. If the Investor and the Controlling Shareholder do not agree on such second Annual Budget proposal for a given Fiscal Year, then the prior year’s Annual Budget will apply, adjusted by IPCA. The Investor shall have the right to request a performance evaluation within the two (2) month period following the approval of the Company’s audited financial statements. The Controlling Shareholder shall procure that the Company provides audited financial statements promptly to the Investor and on time in accordance with Applicable Law and to ensure that meeting of the Board is called to discuss audited financial statements, the Annual Budget and the Business Plan no later than three (3) months following the completion of the audited accounts from the auditors.

3.10.          Qualified Matters Level 2. For so long as the Investor holds less than fifteen percent (15%) and holds at least ten percent (10%) of the outstanding voting shares of the Company, neither the Shareholders nor the Company or any of its Subsidiaries shall engage in any of the following transactions or matters (“Qualified Matters Level 2”) without Investor Consent:

(i)                 any change or alteration to the Organizational Documents of the Company or the rights attaching to the shares in the capital of the Company or its Subsidiaries, or to the Group accounting policies, or the Group tax policies, or any other action that, in any case, would result in any prejudice to the rights, privileges or preferences of the Investor, except as otherwise required under Applicable Law;

(ii)               change to the Company’s jurisdiction of residence for tax purposes or any spin-off (cisão) of the Company;

(iii)             creating, authorizing, allotting or issuing any equity securities (or the issuance of different classes or types of shares by the Company) or convertible debt securities in the Company or its Subsidiaries, except (a) in accordance with Section Article 1010.4 (Preemptive Rights in Issuance of New Securities) and Section Article 1010.5 (Emergency Funding) Article 1010.4; (b) in the context of a Qualified Public Offering; or (c) in the case of any Subsidiary, to the Company or another Subsidiary which is wholly owned by the Company (whether directly or indirectly);

(iv)              any Liquidation of the Company or any Subsidiary, except, in the case of the Liquidation of a Subsidiary, if provided for in the Business Plan or in the Annual Budget;

(v)                any listing, Public Offering, or delisting of equity securities of the Company or any Subsidiary, except for a Qualified Public Offering;

(vi)              transactions with any Related Party;

(vii)            appointing independent auditors other than PwC, KPMG, Deloitte or EY; and

(viii)          for the avoidance of doubt, subject to the provisions of the Investment Agreement and the Put Option Agreement, the Corporate Reorganization, the transfer of the Excluded Assets and the Permitted Transactions shall not require approval under Section 3.10.

Article 4
BOARD OF DIRECTORS

4.1.             Board of Directors. Except as otherwise required by the Applicable Law, all decisions affecting the Group’s business and affairs (including material investment and project-related decisions) will be made by the Board. The Board shall not be permitted to delegate powers to management or other employees in respect of any Qualified Matters or which otherwise would be in contravention of this Agreement. The Controlling Shareholder will procure that no decision shall be taken by the board of a Subsidiary (or committee thereof) that should have been taken by the Board in accordance with this Agreement. Such decisions or resolutions of such Subsidiary board (or committee) shall not be a valid decision or resolution of such board or committee. The Board shall meet ordinarily at least every quarter during each fiscal year, at such dates and times as shall be established by the Directors at the first meeting that is held after investiture thereof.

4.2.             Vote in Board Meetings. Except for any Qualified Matters, which must be approved as set forth in Section 3.8 and Section 3.10 above, decisions of the Board must be passed by the affirmative vote of a majority of the Directors then in office. Each Director shall have the right to one vote on all matters to be decided by the Board.

4.3.             Composition of the Board of Directors. The Board shall be comprised of up to seven (7) Directors.

4.3.1.	So long as the Investor holds at least fifteen percent (15%) of the outstanding voting shares of the Company, it shall be entitled to appoint and elect up to two (2) Directors.

4.3.2.	So long as the Investor holds at least ten percent (10%), but less than fifteen percent (15%), of the outstanding voting shares of the Company, it shall be entitled to appoint and elect one (1) Director.

4.3.3.	If the Investor holds less than ten percent (10%) of the outstanding voting shares of the Company, then the Investor shall no longer be entitled to appoint and elect any Director, with due observance to Section 4.4.2 below.

4.3.4.	The Controlling Shareholder shall be entitled to appoint and elect the remaining members and shall have the right to appoint the chairperson, the vice-chairperson and the secretary of the Board. The chairperson shall not have a casting vote.

4.3.5.	Each Shareholder agrees to vote, or act by written consent with respect to, any Shares beneficially owned by it, at each shareholders’ meeting or other resolution at which Directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary, to cause the election to the Board as set forth in this Section 4.3.

4.4.             Term of Office. Each Director may be removed by the Shareholder that appointed such Director at any time by notice in writing with or without cause. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to Section 4.3, the remaining Directors and the Company shall cause the vacancy created thereby to be filled by a new designee of the Shareholder who appointed such Director as soon as possible, who shall be designated in the manner specified in Section 4.3, and each Party hereto hereby agrees to take, at any time and from time to time, all actions reasonably necessary to accomplish the same.

4.4.1.	If at any time the Investor hold less than fifteen percent (15%) but more than ten percent (10%) of the outstanding voting shares of the Company, the Controlling Shareholder shall be entitled to, at its discretion, convene or cause the Company to convene a shareholders’ meeting or other resolution at which Directors are to be elected, to remove one (1) of the Directors then in office appointed and elected by the Investor and (i) appoint and elect another person as a Director in the Investor Director’s place; or (ii) elect not to appoint and elect another Director in the Investor Director’s place, in which case, the seat shall be left vacant for the remaining of the term of office.

4.4.2.	If at any time the Investor holds less than ten percent (10%) of the outstanding voting shares of the Company, the Controlling Shareholder shall be entitled to, at its discretion, convene or cause the Company to convene a shareholders’ meeting or other resolution at which Directors are to be elected, to remove any Director then in office appointed and elected by the Investor and (i) appoint and elect another person as a Director in the Investor Director’s place; or (ii) elect not to appoint and elect another Director in the Investor Director’s place, in which case, the number of Directors on the Board shall be reduced accordingly.

4.5.             Call Procedures. Board Meetings may be called by the chairperson on his/her own initiative, at any time, provided that, in addition to the ordinary and extraordinary meetings described herein and in Section 4.1 above, upon prior justification in writing, the Investor Directors shall be entitled to call no more than two (2) additional Board Meetings each Fiscal Year. The call notice may be delivered by e-mail message, to be followed by delivery of written notice, either personally or by mail, to each Director, provided that such written notice sent either personally or by mail shall be sent at least five (5) Business Days in advance of the date scheduled for the holding of each Board meeting, at the Company’s expense. Each call notice shall specify the place (which, unless otherwise agreed by the Board or required by Applicable Law, shall always be held in the Company’s headquarters), date and time of the meeting and shall include the agenda (which cannot only include generic wording as “to discuss other matters of interest” or the like), any document prepared by the Company in advance of the meeting in order to support any resolution, and all reasonably necessary documentation related thereto. Notice may be waived in writing or by the attendance of all Directors. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except when the Director attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting has not been properly called or convened.

4.6.             Procedures of Board Meetings. The Board meetings shall be presided over by the chairperson of the Board or, in his or her absence, by the vice-chairperson of the Board or, in his or her absence, by any Person appointed by the Directors representing the majority of the Board present at the meeting. The meetings of the Board or meetings of a committee of the Board shall be conducted in Portuguese and all notices, demands, requests, statements, certificates, minutes, or other documents or communications of such meeting shall be in English or accompanied with a copy of an English translation.

4.7.             Quorum for Installation. For so long as the Investor holds at least ten percent (10%) of the outstanding voting shares in the capital of the Company and subject to Section 4.5, meetings of the Board shall be deemed validly convened with the attendance (including remotely by way of telephone or video conference, as described in this Agreement) of at least one (1) Director appointed by the Controlling Shareholder and at least one (1) Director appointed by the Investor. If the Investor at any time holds less than ten percent (10%) of the outstanding voting shares of the Company, meetings of the Board shall be deemed validly convened with the attendance (including remotely, as described in this Agreement) of the majority of the Directors. If no quorum is present at any duly convened meeting or if during the meeting there is no longer a quorum, the meeting shall be adjourned to five (5) days thereafter at the same time and place and, at such meeting, any three (3) Directors that are present shall be the quorum. Notice of such adjourned meeting shall be given to all Directors. A Director shall be regarded as present for the purposes of a quorum if represented by an alternate Director appointed in accordance with Section 4.9 below.

4.8.             Attendance. Any Director shall be entitled to participate in a meeting of the Board in which he or she is not physically present by telephone or video conference or similar form of communications equipment which allows all persons participating in the meeting to hear and speak to each other throughout the meeting. Resolutions may be taken by the Board without a meeting if such resolutions are signed by all Directors.

4.9.             Alternate Directors. Any Director (other than an alternate Director) may appoint any other Director or any other person willing to act as his/her alternate to attend and vote at a meeting of the Board in his or her place and to exercise and discharge all the functions, powers and duties of his/her appointor as a Director, in each case at that meeting. Alternate Directors may be appointed on a standing basis and may represent more than one (1) Director at any one time. A Director may remove from office any alternate Director of the Company appointed by them (or, where an alternate director has been appointed on a standing basis to represent such Director and one or more other Directors, such Director may remove the relevant alternate Director’s authority to act as his or her alternate). Any alternate Director present at a meeting of the Board shall be entitled (in the absence of his/her appointor(s)) to cast, in addition to the votes allocated to him or her in accordance with this Article 4 (if any), the number of votes allocated in accordance with this Article 4 to each Director whom he or she represents as an alternate. An alternate Director shall automatically vacate his or her office of alternate Director if the Director who appointed him or her ceases to be a Director, unless such alternate Director has been appointed to act as an alternate for one or more other Directors, in which case his or her appointment as an alternate Director for such other Director(s) shall continue.

4.10.          Minutes. The Company shall prepare and keep minutes of the Board meetings, and shall ensure that the minutes reflect the comments of and are approved by each Director, provided that the Company may adopt online board meetings book creation and recoding, such as “BoardVantage” system. The secretary of the meetings shall be responsible for (i) drawing up the minutes of the Board meetings, (ii) circulating the minutes of the meetings to all Directors present in such Board meetings, for review and comments, prior to their final approval (it being understood that any final minutes shall contain all comments and potential disagreements from all Directors), and (iii) collecting the signatures of the attending Directors.

4.11.          Conflicts. Notwithstanding any provision in Applicable Laws, this Agreement or the Amended Articles, any Director (a “Relevant Director”) to whom a Relevant Conflict Matter relates shall, as soon as practicable after becoming aware of that Relevant Conflict Matter and subject to any applicable confidentiality restrictions, declare reasonable details of that Relevant Conflict Matter to the relevant Board or committee (or have such details recorded in the minutes of the relevant Board or committee meeting).

4.11.1.	A Relevant Director shall not be entitled to:

(a)	receive any information or advice received by any Company Entity in relation to the Relevant Conflict Matter (but shall be informed by the Company that this Section 4.11 applies to him);

(b)	attend or participate in any discussion concerning the Relevant Conflict Matter at a Board meeting or relevant committee meeting of the Board (or the relevant part of such meeting);

(c)	vote on the Relevant Conflict Matter at any Board meeting or relevant committee meeting of the Board (or, if applicable, by written resolution) and any decision, approval or resolution in respect of any such Relevant Conflict Matter which would otherwise require the consent of the Relevant Director (whether or not such decision, approval or resolution would otherwise constitute a Qualified Matter) shall be deemed not to require such consent; and

(d)	for the purposes of a Board meeting or relevant committee meeting of the Board convened to discuss the Relevant Conflict Matter (or at which resolutions in relation to the Relevant Conflict Matter are proposed), be counted in the quorum in respect of any such meeting (and the quorum requirements in Section 4.7 shall be adjusted as necessary so as not to require the presence of the Relevant Director), in each case, without the prior written approval (to the extent such approval is permitted by Applicable Law) of the majority of the other non-conflicted Directors.

4.11.2.	In each case of Section 4.11, only to the extent that such Relevant Conflict Matter:

(a)	relates to the Controlling Shareholder, an Affiliate of the Controlling Shareholder, the Raízen Group (when applicable) or a Director appointed by the Controlling Shareholder (in respect of a Director appointed by the Controlling Shareholder); or

(b)	relates to the Investor, an Affiliate of the Investor, or a Director appointed by the Investor (in respect of a Director appointed by the Investor).

4.11.3.	Each Shareholder shall procure that at Closing the following conflict shall be authorised: participation of any Director in the board of directors or any similar body of any other companies, provided that such other companies are not competitors of the Company and its Subsidiaries (except for the participation of any Director in any board of directors or similar body of any companies of the Raízen Group).

4.12.          Internal Policy. The Board shall act in accordance with the internal policy to be approved at the first Board meeting to occur after the date hereof and which such policy shall (i) be consistent with the Organizational Documents of the Company, this Agreement and similar to internal policies adopted by other companies controlled by the Controlling Shareholder on the date hereof, and (ii) require Investor’s Consent, which shall not be unreasonably withheld.

Article 5
COMMITTEES OF THE BOARD OF DIRECTORS

5.1.             Committees of the Board. The Company shall maintain, at least, the following committees of the Board: (i) one (1) Risk and Audit Committee and (ii) one (1) Compensation Committee, as detailed below. The committees will have a merely advisory function (and not a decision-making or executive function), and shall present to the Board, as applicable, the result of their works, suggestions and recommendations.

5.1.1.	Risk and Audit Committee. The Company’s Risk and Audit Committee shall, among other duties, supervise the internal policies and practices of the Group and advise the Board in regard to the adoption of, and/or changes in, its financial and accounting principles, practices or methods. The Company’s Risk and Audit

Committee has an advisory role to the Board and its recommendations are not binding.

5.1.2.	Compensation Committee. The Company’s Compensation Committee shall, among other duties, discuss the Group’s (i) remuneration plans; (ii) promotions; (iii) career plans; (iv) attracting and retention policies; and (v) the performance of the CFO. The Company’s Compensation Committee has an advisory role to the Board and its recommendations are not binding.

5.2.             Composition of the Committees. The Risk and Audit Committee and the Compensation Committee shall be composed of a number of members as may be determined by the Board.

5.2.1.	So long as the Investor holds at least fifteen percent (15%) of the outstanding voting shares of the Company, it shall be entitled to appoint and elect one (1) member to each committee of the Board, including each of the Risk and Audit Committee and the Compensation Committee of the Company.

5.2.2.	So long as the Investor holds at least ten percent (10%) of the outstanding voting shares of the Company, it shall be entitled to appoint and elect the same person to all committees of the Board (which such person shall be the Investor’s appointed Director), including each of the Risk and Audit Committee and the Compensation Committee of the Company.

5.2.3.	If the Investor holds less than ten percent (10%) of the of the outstanding voting shares of the Company, the Investor shall no longer be entitled to appoint any members to the committees of the Company, provided that, at the moment the Investor holds less than ten percent (10%) of the outstanding voting shares of the Company, the Controlling Shareholder shall be entitled to, at its sole discretion, cause the Company to convene a Board meeting or other resolution to replace any member then in office appointed and elected by the Investor.

5.2.4.	The Board shall be entitled to appoint the remaining members of any committees of the Board.

5.3.             Meetings with Management. The Investor shall have the right to meet with the CEO and the CFO of the Group as follows:

5.3.1.	So long as the Investor holds at least ten percent (10%) of the outstanding voting shares of the Company, the Investor shall have the right to meet on a monthly basis with the CEO and with the CFO, in any case personally or via video conference, upon delivery of a written request by the Investor and, provided that, any such meeting shall occur as soon as practicable following receipt by the Company of such request, but in any event no more than fifteen (15) days following the request made by the Investor, except, however, in case of reasonable postponement due to temporary absence of the CEO or CFO.

5.3.2.	If the Investor holds less than ten percent (10%) of the of the outstanding voting shares of the Company, the Investor shall have the right to meet with the CEO and the CFO (personally or via video conference) once every three (3) months upon delivery of a written request by the Investor, provided that any such meeting shall occur as soon as practicable following receipt by the Company of such request, but in any event no more than fifteen (15) days following the request made by the Investor except, however, in case of reasonable postponement due to temporary absence of the CEO or CFO.

Article 6
EXECUTIVES

6.1.             Executives. The day-to-day operation of the Company and its Subsidiaries shall be conducted and executed by the executives of the Group, within the conditions and parameters to be set forth by the Board, and in accordance with the Annual Budget and Business Plan.

6.2.             Appointment of the CEO. The Controlling Shareholder shall have the right to nominate the CEO (for appointment by the Board), and (other than in respect of the CFO as provided in Section 6.4) the CEO shall have the right to appoint and designate the remaining executives of the Group, subject to the approval of the Board.

6.3.             Investor’s CEO Assessment and Appointment Rights. The Investor shall have the right to request to the Board that a formal assessment of the CEO takes place if, on any Performance Evaluation Date, the Company has Underperformed (the “Assessment Process”).

6.3.1.	The Assessment Process shall be conducted by a top tier human resources/headhunting firm (“Assessment Firm”) to be selected by the Investor from a list of firms attached hereto as Schedule 6.3.1, all of which that have experience in conducting similar assessment processes.

6.3.2.	Following the selection of the Assessment Firm, the Assessment Firm shall deliver within thirty (30) days following its engagement a presentation to the Board with: (i) a summary of CEO’s core competencies; (ii) a summary of core competencies assessed as needed to perform the CEO’s term of office; and (iii) a benchmarking with other relevant market CEOs. The Controlling Shareholder shall ensure that (x) a meeting of the Board is called to discuss the Assessment Process; (y) that any reports or presentations are prepared by the Assessment Firm; and (z) it will endeavour reasonable best efforts to act upon the Assessment Firm’s recommendation.

6.3.3.	Nothing in this Section 6.3 shall impair the right of the Controlling Shareholder to nominate (and cause the Board to appoint) the Company’s CEO, and/or give any right to the Investor to demand the removal of the Company’s CEO.

6.3.4.	At any time, irrespectively of a Performance Evaluation Date (or an actual Assessment Process to be initiated with respect to an assessed Underperformance), the Controlling Shareholder shall, if and when it or the Investor (in this case, once the Investor notifies the Controlling Shareholder about its preliminary indication) has reasonable grounds to believe, based on actual facts, that it is likely that there will be an Underperformance, discuss the situation with the Investor and take reasonable measures to avoid or mitigate any such potential Underperformance.

6.4.             Investor’s CFO Assessment and Appointment Rights. The Investor shall have the right to demand, at any time, the removal of the Company’s CFO from office, provided that the Investor provides reasons for such demand, in accordance with the terms provided below.

6.4.1.	In the event the Investor wishes to exercise its right to demand the removal of the Company’s CFO, subject to having provided reasons for such demand, the Investor shall send a written signed notice containing such reasons to the Controlling Shareholder and, upon receipt of such written notice, the Controlling Shareholder shall, as soon as practicable, cause a Board meeting to resolve on the removal of the CFO in accordance with (and with due observance to) the terms of the written notice and the appointment of a new CFO, as nominated by the Controlling

Shareholder and in accordance with the internal corporate governance rules of the Company.

6.4.2.	The new CFO shall be appointed by the Board pursuant to Section 6.2 above, provided that the Investor shall have the right during the appointment process to veto one single time the candidate appointed by the Controlling Shareholder.

Article 7
OTHER GOVERNANCE PROVISIONS

7.1.             Stock Option Plan. The Directors, executives and certain key-employees of the Company shall be eligible to participate in a stock option plan or equivalent incentive plan (“SOP”), subject to performance targets and limited to a total of four percent (4%), in aggregate, of the share capital of the Company, to be issued by the Company at terms in line with market practice. Such additional shares shall be non-voting shares. The SOP shall be approved by the Shareholders and shall be discussed and managed by the Board. The Board will have the authority to nominate the key employees, executives and members of the Board who will be the beneficiaries, determine strike prices, vesting periods, performance targets, termination conditions and other conditions according to market practices and the interest of the Company, provided that (i) the Company may not, without Investor Consent, issue, allot, or grant options over shares or similar instruments which would have the effect of making the proportion of equity allocated to the SOP exceed four percent (4%) of the share capital of the Company; and (ii) the Investor shall have the right to determine, in its absolute discretion, the specific allocation of thirty percent (30%) of the SOP. The remaining seventy percent (70%) of the SOP shall be allocated by the Board or a committee or delegates of the Board appointed for such purpose.

7.2.             Excluded Assets. The Controlling Shareholder shall cause the Company Entities to evaluate certain assets that shall not be included in the Transaction either because they are not essential or simply because they are no longer used in any of the Company Entities’ business operations, and which shall be transferred to the Controlling Shareholder or a Person appointed by the Controlling Shareholder at any time following the Closing Date (“Excluded Assets”), provided that such transfer shall be conducted in a manner that does not adversely affect or give rise to any Loss to the Investor or give rise to any operational disruption of, or adverse effect to, the Company Entities and is effected in a manner which is (i) in accordance with Applicable Law; and (ii) on the basis of steps or other mechanical arrangements as agreed between the Controlling Shareholder and the Investor.

7.2.1.	Notice of Excluded Assets. For the purposes of Section 7.2 above, the Parties agree that the Controlling Shareholder shall, within three hundred and sixty (360) days from the date hereof, give to the Investor notice which shall contain the list of Excluded Assets the Controlling Shareholder wishes to be transferred (“Notice of Excluded Assets”). Following receipt of the Notice of Excluded Assets by the Investor, the Controlling Shareholder and the Investor agree to cause the Company to hold a Board of Directors meeting within at least thirty (30) days following receipt of such notice and approve, consistently with the principles set forth in Section 7.2 above, the transfer of the Excluded Assets, which meeting the Directors appointed by the Controlling Shareholder and the Investor shall attend.

7.2.2.	Approval of Transfer of Excluded Assets. The Controlling Shareholder and the Investor further agree to instruct the Directors appointed by each of them to resolve in an expedited manner, and, to the extent the list of Excluded Assets is certified by the CEO and CFO of the Company, subject to strict compliance with their fiduciary duties to the Company, not to reject the transfer of Excluded Assets to the Controlling Shareholder or a Person appointed by the Controlling Shareholder. For the avoidance of doubt, the approval of the transfer of the Excluded Assets must be passed by the affirmative vote of a majority of the Directors of the Company then in office and, as long as such transfer is in compliance with the principles set forth in Section 7.2 above, does not require Investor’s Consent under this Agreement.

7.2.3.	Payments to the Controlling Shareholder. To the extent the Board of Directors approves the transfer of any such Excluded Assets in accordance with the terms described above, the Parties agree that any proceeds received by any of the Company Entities in connection with such Excluded Assets, whether in the form of sale price, lease or any other form whatsoever, shall be paid exclusively to the Controlling Shareholder, net of any Losses borne by the Company Entity (if any) with respect to such Excluded Asset and respective transfer. For the avoidance of doubt, all costs, expenses, liabilities, Taxes and other Losses related to the Excluded Assets shall be borne by the Controlling Shareholder and the Controlling Shareholder shall indemnify and hold harmless, in full and subject to no limitation whatsoever, the Investor and the Company Entities.

Article 8
NON-COMPETE AND NON-SOLICITATION

8.1.             Non-Competition and Non-Solicitation. From the date of this Agreement until the earliest of, in the case of the Investor’s obligations (or any Permitted Transferee) only, the date that is nine (9) months after (a) the date on which the Investor (or any Permitted Transferee) ceases to hold at least ten percent (10%) of the outstanding voting shares of the Company (with due observance to Section 19.1.1 (Termination) below); (b) the date of termination of this Agreement; (c) the date of a Public Offering, including any Qualified Public Offering (the duration of the period terminating on the occurrence of (a), (b), or (c) being, the “Restricted Period”), the Shareholders agree that they shall not:

8.1.1.	directly or indirectly, invest in, acquire securities (whether debt or equity) in, or enter into joint ventures, partnerships or profit sharing or similar arrangements with, any Restricted Business other than a Permitted Opportunity (as defined in Section 8.2 below). In the case of the Controlling Shareholder only, ‘indirectly’ shall include any investment or acquisition by any Affiliate of the Controlling Shareholder. In the case of the Investor, the provisions of this Section 8.1.1 to Section 8.3 shall always exclude the Company or any member of the Company Group and “indirectly” shall include only CVC Capital Partners VII and, for the avoidance of doubt, shall not include any of its joint ventures, partnership, profit sharing or similar arrangements, portfolio or investee companies and shall exclude any of the foregoing and joint ventures, partnership, profit sharing or similar arrangements, investment or acquisition by any Affiliate of the Investor or any joint ventures, partnership, profit sharing or similar arrangements, portfolio or investee companies of funds advised by any Affiliate of the Investor, subject to the provisions of Section 8.3 below; and

8.1.2.	employ or solicit the employment of, in the case of the Investor, any Senior Employees of the Company Entities during such employee’s employment by the Controlling Shareholder, or in the case of the Controlling Shareholder, any senior employee of Investor or its Affiliates or, in the case of both Shareholders, any Senior Employees of the Company Entities; provided, however, that the restriction set forth in this Section (i) shall not restrict the Controlling Shareholder from employing or soliciting the employment of any Person (x) identified in Exhibit Senior Employees, or (y) otherwise who directly reports to the CEO, if the Controlling Shareholder has first appointed a substitute acceptable to the Investor in respect of such employee and (ii) shall, in all cases, not apply to hiring under general solicitations or advertisement or campaigns not directed to a specific individual or group of individuals within the relevant organizations.

8.2.             Permitted Opportunities. Notwithstanding the provisions of Section 8.1 above, each of the following shall be considered a “Permitted Opportunity” for the purposes of this Agreement and the Shareholders shall be free to consummate the specific transactions pursuant to the provisions below:

8.2.1.	in the event the Investor, CVC Capital Partners VII and the Controlling Shareholder (and in the case of the Controlling Shareholder, any Affiliate of the Controlling Shareholder) wish to invest in, or acquire securities (whether debt or equity), or enter into joint ventures, partnership, profit sharing or similar arrangements of or otherwise participate or engage in the business (a) of a Restricted Business with an enterprise value equal to or lower than EUR 300,000,000; or (b) of any of the companies listed in the Schedule Permitted Opportunity, such Shareholder shall notify the other Shareholder and the Company of any such proposal setting out the terms of such opportunity and such other information as may be reasonably required by the recipients of such notice to assess such an investment (“Restricted Business Notice”) and such recipient shall have thirty (30) days following the receipt of the Restricted Business Notice to decide to accept (and fund) or reject the proposal described in the Restricted Business Notice and shall provide the relevant Shareholder with written notice of such decision. If the Board accepts the proposal of the opportunity (including in respect of funding such a transaction) and notifies the relevant Shareholder of such acceptance, the Company shall pursue the opportunity and use its reasonable endeavours to consummate such a transaction as soon as reasonably practicable. If the Board rejects the proposed opportunity (or fails to notify the relevant Shareholder of its decision in the period described in this Section 8.2.1), the opportunity shall be deemed a “Permitted Opportunity” for the purposes of this Agreement and the relevant Shareholder shall be free to consummate the transaction on its own; and

8.2.2.	in the event the Investor and/or CVC Capital Partners VII wish to invest in, or acquire securities (whether debt or equity), or enter into joint ventures, partnership, profit sharing or similar arrangements of or otherwise participate or engage in the business in relation to a Restricted Business with an enterprise value higher than EUR 300,000,000, provided that it is not one of the companies listed in the Schedule Permitted Opportunity, the Investor agrees that, despite being free to consummate the transaction, it shall notify the other Shareholder and the Company of any such proposal setting out the terms of such opportunity and shall endeavour its commercially reasonable efforts to discuss in good-faith such opportunity with the Controlling Shareholder. If, after analysing the potential transaction and discussing with the Controlling Shareholder, the Investor decides to complete the transaction and invest in, or acquire securities of or otherwise participate or engage in the business of such Restricted Business, the opportunity shall be deemed a “Permitted Opportunity” for the purposes of this Agreement and the Investor shall be free to consummate the transaction on its own.

8.3.             Suspension of Rights and Restrictions on Information Rights. In the event (i) the Investor, CVC Capital Partners VII and/or any portfolio or investee companies Controlled by CVC Capital Partners VII consummates any Permitted Opportunity; or (ii) a portfolio or investee company Controlled by CVC Capital Partner VII conducts any such activities referred to in Section 8.1.1 (except for de minimis activities), the Investor shall, as soon as practically possible, communicate this to the Controlling Shareholder and the Controlling Shareholder may, at its discretion, but always considering the good faith discussions held with Investor in respect to the transaction and the actual potential consequences of such transactions, reasonably suspend any of the rights of the Investor set forth in

Articles 3 to 6 and Section 14.1.1, during the period in which the Investor, CVC Capital Partners VII and/or any portfolio or investee companies Controlled by CVC Capital Partners VII holds equity interest in the Restricted Business; it being understood that, upon divestment of such Restricted Business, the Investor shall automatically be reinstated with the rights that were suspended. Any and all other rights and obligations of this Agreement and the Investment Agreement shall remain in full force and effect. Furthermore, if a portfolio or investee company not Controlled by CVC Capital Partner VII conducts any activities referred to in Section 8.1.1 (except for de minimis activities), Investor shall, as soon as practically possible after its knowledge, communicate this to the Controlling Shareholder, refrain from sharing any Confidential Information of the Company Entities with such portfolio or investee company, and any director or similar senior management position that may be appointed by CVC Capital Partner VII in such portfolio or investee company shall be occupied by a Person different from the Directors appointed by the Investor as contemplated by this Agreement.

8.4.             Reasonable Restrictions. The Parties acknowledge that the nature of the activities restricted and the duration and geographic scope of such restrictions, all as set forth in Section 8.1 are reasonable in view of the nature of the Group’s business. Notwithstanding the foregoing, if any provision, or any part hereof, is held to be unenforceable by any Governmental Authority because of the duration thereof or the area covered thereby, the Controlling Shareholder agrees that the Governmental Authority making the determination shall have the power to reduce the duration or the area of such provision, or to delete specific words or phrases, and in its reduced or amended form such provision shall then be enforceable and be enforced.

Article 9
TRANSFER RESTRICTIONS

9.1.             General. Any Transfer of Shares shall be conducted in compliance with this Agreement and the Applicable Law.

9.2.             Involuntary Transfer; Voluntary Encumbrances. (a) If any Shares held by a Shareholder are pledged or otherwise subject to an Encumbrance in contravention of this Agreement or is subject of an Involuntary Transfer (that is, outside of the control of such Shareholder), including pursuant to a court order, then such Shareholder shall take all necessary legal measures to release such Shares as soon as possible, including by replacing the Shares with another asset or settling any debt which generated the formation of the respective Encumbrance. If such a release has not occurred within ninety (90) days counted from the respective Encumbrance, all rights related to such Encumbered Shares set forth in this Agreement and the Organizational Documents shall be suspended, until the date on which all of these Shares are released from the Encumbrance. (b) During the term of this Agreement, neither Shareholder shall create, promise or attempt to create or allow the creation of any Encumbrance, directly or indirectly, on the Shares owned by such Shareholder (or on any rights inherent thereto, including subscription rights), without the prior written consent of the other Shareholder. In case the other Shareholder authorizes such Encumbrance in writing, the terms of the documents governing the Encumbrance shall, to the extent permissible, expressly provide that the beneficiary of such Encumbrance acknowledges and agrees that any foreclosure of such Encumbrance and the consequent Transfer of the Shares is subject to the procedures described in this Agreement, especially the Right of First Offer.

9.3.             Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, the restrictions contained in this Article 9 and Article 10 of this Agreement with respect to the Transfers of Shares shall not apply to any Transfer (i) in connection with a Qualified Public Offering or the SOP; or (ii) by any of the Shareholders to a Permitted Transferee of such Shareholder (a “Permitted Transfer”), provided that (a) any such Permitted Transferee continues to be a Permitted Transferee of the relevant Shareholder and (b) upon such Transfer, the Permitted Transferee agrees with the other Shareholders to be bound by the terms of this Agreement. If a Transfer to a Permitted Transferee is completed other than in accordance with this Section 9.3, then all Shares then held by such Permitted Transferee shall be Transferred back to the Transferring Shareholder or to another Permitted Transferee of the Transferring Shareholder and provided that such Transferee shall cease to hold any rights under this

Agreement immediately at the time it ceases to be a Permitted Transferee. If and as applicable, each Transferee of the Shareholders under this Section 9.3 shall be deemed to be a Shareholder for all purposes hereunder.

9.4.             Lock-Up. The Controlling Shareholder undertakes not to Transfer Control of the Company to any Third-Party (excluding a Permitted Transferee or via a Qualified Public Offering), without Investor Consent, during the Lock-Up Period.

9.5.             Subscription to Existing Shareholders Agreement. Notwithstanding Article 9 or Article 10 or any other provision to this Agreement, if a Shareholder Transfers some or all of its Shares in accordance with this Agreement, the Transferee shall unconditionally adhere to and assume such Shareholder’s position in this Agreement (including any rights and obligations of the Transferring Shareholder, subject to Section 9.6). Such Transfer shall not be consummated unless and until, simultaneously with the purchase by the Transferee, such Transferee becomes a party to this Agreement and agrees by deed poll with the other Shareholders to be bound by the terms and conditions hereof. To the extent the Permitted Transfer is to more than one person or entity (a “Permitted Transferee Group”), the Permitted Transferee Group must expressly agree to vote its shares and take other corporate actions with respect to its shareholding in the Company as a block as if it were one person or entity. The Permitted Transferee Group shall appoint a single person or entity as its representative who is empowered to act on behalf of the Permitted Transferee Group as whole.

9.6.             Private Sales. Notwithstanding Section 9.5, if, other than in connection with a Public Offering, the Investor wishes to Transfer such number of Shares to a Third-Party Buyer which would result in such Third-Party Buyer holding at least fifteen percent (15%) of the outstanding voting shares in the Company (such Third-Party Buyer, a “Private Sale Buyer”) and the Investor is permitted to Transfer such shares in accordance with this Agreement (including but not limited to Section 9.3, Section 9.6.1 and Section 10.1), prior to the completion of such Transfer, the Investor shall notify the Controlling Shareholder of the identity of the proposed Private Sale Buyer. The Investor shall have the right to Transfer such Shares to the proposed Private Sale Buyer provided that:

9.6.1.	If such Third-Party Buyer is a pension fund, a sovereign fund or an Institutional Buyer (other than a private equity fund), the Private Sale Buyer will be entitled to exercise Level 1 Governance Rights following such Transfer.

9.6.2.	If such Third-Party Buyer is a private equity fund, the Private Sale Buyer will be entitled to exercise Level 1 Governance Rights following such Transfer; provided that prior to any such Transfer, the Investor shall discuss in good-faith with the Controlling Shareholder and take into consideration any preference or suggestion made by the Controlling Shareholder regarding such potential private equity Third-Party Buyer. Notwithstanding the foregoing, nothing in this Section shall restrict or make subject to any condition the Investor’s ability to complete the Transfer to any private equity fund of its choice and such private equity fund buyer will be entitled to exercise Level 1 Governance Rights without the consent of the Controlling Shareholder.

9.6.3.	If such Third-Party Buyer is a Restricted Business or a Controlling shareholder of a Restricted Business, such Third-Party Buyer will not be entitled to exercise Level 1 Governance Rights or Level 2 Governance Rights, irrespective of its equity interest in the Company.

9.6.4.	Investor may only transfer its Level 1 Governance Rights to one Third-Party Buyer, therefore, if Investor only Transfers a portion of its Shares to a Third-Party Buyer, a subsequent Third-Party Buyer that acquires the remaining of Investor’s Shares will not be entitled to any Level 1 Governance Rights (or Level 2 Governance Rights), except if otherwise authorized by the Controlling Shareholder; it being understood that any Third-Party Buyer that acquires Level 1 Governance Rights shall also be entitled to transfer such rights in connection with a Transfer of its Shares.

9.6.5.	Upon a Transfer of Shares by the Investor, all of the Investor’s rights and obligations under the Investment Agreement may be freely assigned and transferred pursuant to the terms thereof; provided that the “Basket for Claims” set forth in paragraph 2 of Schedule 3 of the Investment Agreement shall be reset to its original amount of fifty million Reais (R$ 50,000,000.00).

provided that, in any case, upon the transfer by the Investor of Level 1 Governance Rights or Level 2 Governance Rights (i.e., as a result of a Transfer of Shares representing at least 15% or 10% of the outstanding voting Shares, respectively), the Investor shall no longer be entitled to exercise any of such transferred Level 1 Governance Rights and Level 2 Governance Rights. For the avoidance of doubt, subject to the foregoing, Investor would be always entitled to freely transfer Level 2 Governance Rights together with the Transfer of Shares representing at least 10% of the outstanding voting Shares; it being understood that (i) Investor may only transfer its Level 2 Governance Rights to one Third-Party Buyer, therefore, if Investor only Transfers a portion of its Shares to a Third-Party Buyer, a subsequent Third-Party Buyer that acquires the remaining of Investor’s Shares will not be entitled to any Level 2 Governance Rights, except if otherwise authorized by the Controlling Shareholder; and (ii) a Third-Party Buyer that acquires Level 2 Governance Rights shall also be entitled to transfer such rights in connection with a Transfer of its Shares.

9.7.             Prohibited Transferees. Notwithstanding Article 9 or Article 10 or any other provision of this Agreement, any proposed transferee (i) must be not owned or controlled by an individual or entity that is a Sanctions Target; (ii) is not a defendant in any action involving violation of Anti-Bribery Laws and anti-money laundering laws; (iii) is not otherwise a Prohibited Person; and (iv) the proposed transferee agrees to be bound by the provisions of the Agreement as if it were a party herein pursuant to Section 9.5. If any proposed transferee does not satisfy the requirements set out in (i) to (iv) (inclusive) above, no Shareholder is permitted to Transfer Shares to such person.

Article 10
TRANSFER OF SHARES

10.1.          Right of First Offer. Until a Qualified Public Offering has occurred, if either the Investor or the Controlling Shareholder (each, a “Selling Shareholder”) wishes to Transfer all or a portion of its Shares to any Person (other than in a Permitted Transfer) (a “Third-Party Buyer”), and provided that such transfer is not prohibited pursuant to the terms hereof, then such Selling Shareholder shall offer such Shares to the Controlling Shareholder or the Investor or, in either case, an Affiliate thereof, as the case may be (the “Offered Shareholder”), by delivering written notice (a “First Offer Notice”), which shall state the number of Shares proposed to be transferred (the “Offered Shares”).

10.1.1.	For a period of thirty (30) Business Days after delivery of the First Offer Notice (the “Option Period”), the Offered Shareholder shall have the right (the “Right of First Offer”) but not the obligation, to present an offer (the “First Offer Acceptance Notice”) to purchase all, but not less than all, of the Offered Shares, and the terms and conditions of such offer, including the purchase price per Offered Share, which shall be entirely paid in cash (the “Offer Price”). The failure of the Offered Shareholder to respond within the Option Period shall be deemed to be a waiver of the Right of First Offer in respect of such First Offer Notice; provided, that the Offered Shareholder may waive its rights under this Section 10.1.1 prior to the expiration of the Option Period by delivering written notice to the Selling Shareholder.

10.1.2.	Upon delivery of the First Offer Acceptance Notice, the Selling Shareholder shall have thirty (30) calendar days to respond in writing to the Offered Shareholder, on whether it accepts or rejects the offer contained in the First Offer Acceptance Notice (“Acceptance Period”).

10.1.3.	If the Selling Shareholder accepts the offer under the First Offer Acceptance Notice, the closing of the purchase of the Offered Shares by the Offered Shareholder shall be held at the head offices of the Company at 11:00 a.m., local time, on a date agreed upon by the Selling Shareholder and the Offered Shareholder, not later than the sixtieth (60th) day after the acceptance of the offer by the Selling Shareholder (which date shall be automatically extended for any pending review period that may be required by any Governmental Authority) pursuant to Section 10.1 or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Shareholder and the Offered Shareholder shall execute the appropriate share transfer instruments and the Company shall record the transaction in the Company’s register of shareholders. Such Offered Shares shall be free and clear of any Encumbrances (other than those arising hereunder and those attributable to actions by the purchasers thereof) and together with all rights attaching thereto at the date of the relevant transfer, and the Selling Shareholder shall so represent and warrant. The Selling Shareholder shall further represent and warrant that it is the sole beneficial and record owner of such Offered Shares. The Offered Shareholder shall deliver payment in full at the closing in immediately available funds for the Offered Shares purchased by it.

10.1.4.	In the event (i) the Offered Shareholder waives or elects not to exercise its Right of First Offer; or (ii) the closing of any proposed purchase does not occur within the period set forth in Section 10.1.3 above; or (iii) the Selling Shareholder does not accept the Offer Price proposed by the Offered Shareholder, then the Selling Shareholder may, subject to Section 10.2 below and Article 9 above, Transfer all, but not less than all, of the Offered Shares to a Third-Party Buyer for cash consideration only; provided, however, that in the event such Transfer to a Third-Party Buyer occurs (y) after the final term for closing of any proposed purchase that does not occur according to the procedures laid out in Section 10.1.3 or (z) as a result of the Selling Shareholder not accepting the Offer Price proposed by the Offered Shareholder, such Transfer shall not be at a price per Share that is lower than the Offer Price (adjusted for any dividends and/or leakages during the relevant period which have a dilutive effect of the share price) or otherwise on terms less favourable to the Selling Shareholder than the terms and conditions set forth in the First Offer Acceptance Notice, if any; provided, further, that such Transfer is bona fide and made pursuant to a contract entered into within one hundred and eighty (180) days of the earlier to occur of (i) the waiver by the Offered Shareholder of its Right of First Offer; (ii) the expiration of the Option Period; (iii) the date the Selling Shareholder informs the Offered Shareholder that it does not accept the Offer Price proposed by the Offered Shareholder (the “Contract Date”); provided further that the Offered Shareholder may still be entitled to Transfer its Shares under Section 10.2. If, for any reason, such Transfer is not consummated during the one hundred and eighty (180) days after the Contract Date (which date shall be automatically extended for any pending review period that may be required by any Governmental Authority), then the restrictions provided for herein shall again become effective, and no Transfer of such Offered Shares may be made thereafter by the Selling Shareholder without again offering the same to the Offered Shareholder in accordance with this Section 10.1.

10.1.5.	Any expenses incurred for the benefit of all Shareholders in relation to a Transfer pursuant to this Section 10.1 shall be paid by the Shareholders in accordance with their respective ownership percentages involved in the transaction to the extent not paid or reimbursed by the Transferee.

10.2.          Tag-Along Rights. In addition to the Right of First Offer, and provided that the Qualified Public Offering has not occurred, if the Controlling Shareholder wishes to Transfer all or a portion of its Shares to a Third-Party Buyer, then the Investor shall have the right to Transfer to such Third-Party Buyer, on the same terms and subject to the same conditions agreed by the Controlling Shareholder (subject to Section 10.2.3) for the sale of its Shares, a number of its Shares proportional to the Shares to be Transferred by Controlling Shareholder to the Third-Party Buyer, provided that, in case the Transfer by the Controlling Shareholder results in the Transfer of Control of the Company, then the Investor shall be entitled to include in such transaction up to all of its Shares (the “Tag-Along Sale”).

10.2.1.	The Controlling Shareholder shall give notice (the “Tag-Along Notice”) to the Investor at least forty-five (45) days prior to the proposed consummation of such Transfer, stating: (i) the number of Shares subject to the proposed Transfer; (ii) the name and address of the proposed Third-Party Buyer; and (iii) the proposed amount and form of consideration and terms and conditions of payment offered by such Third-Party Buyer.

10.2.2.	The tag-along rights provided by this Section 10.2 must be exercised by Investor within forty-five (45) days following receipt of the Tag-Along Notice, by delivery of a written notice to the Controlling Shareholder indicating the Investor’s intention to exercise its rights and specifying the number of Shares subject to the Tag-Along Sale as per Section 10.2; provided, however, that the Investor may waive its rights under this Section 10.2 prior to the expiration of such forty-five (45)-day period by giving written notice to the Controlling Shareholder. The Investor’s failure to respond within such forty-five (45)-day period shall be deemed to be a waiver of the Investor’s rights under this Section 10.2.

10.2.3.	The Controlling Shareholder and the Investor shall be obligated to (i) enter into Agreements relating to the Tag-Along Sale; (ii) if required by the Applicable Law, the Organizational Documents or by contract, vote its Shares, or cause the Directors appointed and elected by them to vote, in favour of the Tag-Along Sale and/or to consent in writing to the Tag-Along Sale; (iii) waive all dissenters’ or appraisal or similar rights, if any, in connection with the Tag-Along Sale; (iv) use its reasonable endeavours to ensure that neither the Controlling Shareholder nor the Investor shall be required to provide any representation or warranty to the Third-Party Buyer other than those customarily provided by private equity sellers, provided that, to the extent additional representations or warranties are required, the Investor shall be allowed to replace them by an insurance policy acceptable by the Third-Party Buyer or by an escrow account with a maximum value equal to ten percent (10%) of the proceeds to be received by the Investor in such Tag-Along Sale; and (v) take or cause to be taken all other actions as may be necessary to consummate the Tag-Along Sale; provided, however, that any representations, warranties, covenants, indemnities and other Agreements shall be made severally and not jointly, and no Shareholder shall be liable for any breach by any other Shareholder.

10.2.4.	Any expenses incurred for the benefit of all Shareholders in relation to a Tag-Along Sale pursuant to this Section 10.2 shall be paid by the Shareholders in accordance with their respective ownership percentages Transferred at the Tag-Along Sale to the extent not paid or reimbursed by the Transferee.

10.3.          Cooperation and assistance. If the Investor proposes a Transfer of any of its Shares, the Controlling Shareholder and the Company undertake to the Investor to, subject to confidentiality undertakings customary for the type of transaction benefiting the Controlling Shareholder, the Company and the Subsidiaries, shall cooperate and assist, at the Investor’s cost, in the marketing of the Shares and implement such a Transfer, as is reasonably required by the Investor (including, for the avoidance of doubt, the preparation and assembly of a data room and other materials relating to a potential Transfer; the provision of financial projections and forecasts regarding the Group; assistance with the preparation of marketing materials including a teaser or information memorandum; and ensuring that the CEO, CFO and other relevant members of the management team are available to assist and attend relevant presentations to potential transferees; using their rights and powers as a shareholder, director, employee or otherwise of the relevant Subsidiaries). Notwithstanding Article 16, the Investor shall be permitted to share marketing materials to potential Transferees in line with market practice provided that such potential Transferees are bound by appropriate confidentiality obligations.

10.4.          Preemptive Rights in Issuance of New Securities. Other than in relation to a Qualified Public Offering in accordance with Article 11 or the SOP under Article 7 or an Emergency Funding Issue in accordance with Section Article 1010.5, if (i) the Company wishes to issue any shares or any other securities convertible into or exchangeable for Shares (including convertible debt securities) of the Company; or (ii) any such securities in any Subsidiary (collectively, “New Securities”) for cash consideration, then the Shareholders shall have preemptive rights for the subscription of such New Securities on a pro rata basis (the “Preemptive Rights”) in accordance with the following provisions:

10.4.1.	No such New Securities will be so allotted unless each Shareholder has first been given or is, within twenty (20) Business Day following such allotment, given an opportunity which shall remain open for not less than twenty (20) Business Days (the last date being the “End Date”) to subscribe, on the same terms, for its Relevant Entitlement. Such opportunity shall be offered to each of the Shareholders by notice in writing from the Company and if the Company proposes to allot such New Securities with a corresponding proportion of bonds, loan notes, preference shares or other securities or debt instruments (“Other Securities”), the notice shall include the relevant terms and conditions of the allotment of Other Securities (the “New Issue Notice”). The New Issue Notice shall also specify the Relevant Entitlement of each ordinary Shareholder and the place and time on which the subscription is to be completed;

10.4.2.	“Relevant Entitlement” shall mean, in the case of each Shareholder, such percentage of the New Securities (with a corresponding proportion of Other Securities, where relevant) as equates to his pro rata share of the ordinary shares in the capital of the Company in issue immediately prior to the allotment of the New Securities;

10.4.3.	If a Shareholder wishes to subscribe for any or all of its Relevant Entitlement, it shall give notice in writing to the Company on or before the End Date, failing which the Shareholder shall be deemed to have declined to subscribe for any of its Relevant Entitlement in connection with the New Issue Notice. Any notice given by an ordinary Shareholder pursuant to this Section 10.4.3 shall be irrevocable;

10.4.4.	If by 5.00pm London time on the End Date there remain any New Securities for which the Shareholders have not committed to subscribe pursuant to Section 10.4.3, then such New Securities (together with the corresponding proportion of Other Securities, where relevant) may be allotted to the other Shareholder; and

10.4.5.	The Transfer of Preemptive Rights for the subscription of New Securities by the Shareholders to a Third-Party Buyer is subject to the restrictions established in Article 9 and this Article 10.

10.5.          Emergency Funding. If the Board (acting reasonably and in accordance with its fiduciary duties) considers that (i) the Group is in breach of its financial covenants or, (ii) in the reasonable opinion of the Board, it is likely that any such breach is imminent and the allotment and issue of shares, or any bonds, loan notes, preference shares or other securities or debt instruments (“New Emergency Securities”) is necessary to provide funding to avoid or cure any such breach, the Board may propose an allotment or issuance of such securities or debt instruments to any Shareholder nominated by the Board (an “Emergency Funding Issue”) in accordance with the provisions of this Section 10.5.

10.5.1.	Notwithstanding any other provision in this Agreement or the Organisational Documents of the Company, if an Emergency Funding Issue is proposed in accordance with this Article 10, the Shareholders agree, if and to the extent necessary, to:

10.5.1.1	consent to any board or shareholders’ meeting of the Company being held on short notice to implement such Emergency Funding Issue and to procure (so far as it is able) that, in the case of the Investor, the Investor Director will so consent;

10.5.1.2	vote in favour of all resolutions as a shareholder and (subject to his fiduciary duties) as a Director of the Company, which are proposed to implement such Emergency Funding Issue; and

10.5.1.3	(subject to the fiduciary duties of the Directors) to execute (or to the extent permitted by Applicable Law in the case of a written resolution, to indicate its agreement to) such resolutions and return them (or the relevant indication) to the Company as soon as possible.

10.5.2.	If a Shareholder fails to comply with its obligations under Section 10.5.1, the Board may authorize any Director appointed to the Board to execute, complete and deliver as agent for and on behalf of the Controlling Shareholder, the Investor, or any Director appointed by them (as applicable):

(a)	a written consent to any board or shareholders’ meeting being held on short notice to implement the Emergency Funding Issue;

(b)	any shareholder written resolutions which are proposed to the shareholders by the Board to implement the Emergency Funding Issue; and

(c)	a proxy form appointing any director appointed to the Board as the relevant shareholder’s proxy to vote in his name and on his behalf in favour of all resolutions proposed at a shareholders’ meeting which are proposed by the Board to implement the Emergency Funding Issue.

10.5.3.	Each Party agrees that the shareholders’ rights under Section 10.4 shall not apply in relation to an Emergency Funding Issue and that, for the purposes of implementing an Emergency Funding Issue, the Board may determine the number and amount of New Securities to be allotted and the timing and other terms thereof, provided that:

(a)	the Board may allot and issue New Securities in the form of ordinary shares or other equity securities (“Emergency Equity”) only if, at the time of the Emergency Funding Issue, the Shareholders agree on the Fair Market Value of such securities to be issued in connection with the Emergency Funding Issue as determined in accordance with Section 10.5.8; or

(b)	if at the time of the Emergency Funding Issue the Shareholders do not agree on Fair Market Value of Emergency Equity, the Board may only issue New Securities in the form of convertible shareholder loans, loan notes or similar convertible debt instruments, which shall be converted into equity securities at the Fair Market Value to be determined in accordance with Section 10.5.8.1 (“Convertible Securities”).

10.5.4.	In connection with any Emergency Funding Issue:

(a)	the Company shall be entitled (but not obliged) to give each Shareholder the opportunity to subscribe for (otherwise acquire) a proportion of the New Emergency Securities up to its Relevant Entitlement, at the time of the Emergency Funding Issue; and/or

(b)	following completion of the Emergency Funding Issue, the Company is obliged to offer any Shareholder which did not participate in the Emergency Funding Issue (the “Non-Funding Shareholder”) the opportunity to subscribe for (or otherwise acquire) a proportion of the New Emergency Securities up to its Relevant Entitlement,

provided, in each case, that such opportunity (if offered by the Company, in the case of Section (a)) shall be offered to the Shareholders or Non-Funding Shareholder (as applicable) in the form of a notice in writing from the Company (i) in the case of Section 10.5.4(a), no less than twenty (20) Business Days prior to the proposed Emergency Funding Issue; and (ii) in the case of Section 10.5.4(b), within twenty (20) Business Days of completion of the Emergency Funding Issue (the “Emergency Funding Issue Notice”).

10.5.5.	The Emergency Funding Issue Notice shall set out:

(a)	the total number of New Emergency Securities to be allotted or issued;

(b)	the Relevant Entitlement of the Shareholder or Non-Funding Shareholder (as applicable);

(c)	the subscription price (or acquisition price) of each New Emergency Security and other relevant terms and conditions; and

(d)	the date on or before which the Non-Funding Shareholder (as applicable) shall give notice in writing to the Company setting out the amount of its Relevant Entitlement it wishes to subscribe for or acquire (as applicable) (“Emergency Funding Issue End Date”), provided the Emergency Funding Issue End Date shall be at least twenty (20) Business Days following the delivery of the Emergency Funding Issue Notice.

10.5.6.	The Non-Funding Shareholder (as applicable) shall be entitled to subscribe for or acquire such number of New Emergency Securities up to its Relevant Entitlement as it has specified in the notice required by Section 10.5.5(d) to the Company, provided such notice is received prior to the Emergency Funding Issue End Date. In the case of an allotment or issuance pursuant to Section 10.5.4(b), the Non-Funding Shareholder shall be entitled to subscribe or acquire such New Emergency Securities on the same terms as if the Non-Funding Shareholder had subscribed for or acquired such New Emergency Securities on the date of the Emergency Funding Issue (including, for the avoidance of doubt, the same price and taking into account any accrued interest (if any) in respect of such New Emergency Securities).

10.5.7.	In the case of an allotment or issuance of Convertible Securities in accordance with Section 10.5.3, such Convertible Securities may only be converted into or exchanged for ordinary shares or equity in the capital of the Company at Fair Market Value, as follows:

(a)	if the Shareholders agree on the Fair Market Value of the Convertible Securities within twenty (20) Business Days of completion of the Emergency Funding Issue, such Convertible Securities will be converted or exchanged for ordinary shares or equity in the capital of the Company on the date agreed between the Shareholders, such date being no later than twenty (20) Business Days following completion of the Emergency Funding Issue; or

(b)	if the Shareholders cannot agree on the Fair Market Value of the Convertible Securities within twenty (20) Business Days of completion of the Emergency Funding Issue, the Shareholders shall then appoint an Independent Expert (in accordance with Section 10.5.8.1) to issue a report with its determination of Fair Market Value (in accordance with the provisions of Section 10.5.8) within forty-five (45) Business Days of the date of appointment. Such report shall be final and binding on the Shareholders for purposes of determining the Fair Market Value. Such Convertible Securities will be converted or exchanged for ordinary shares or equity in the capital of the Company within five (5) Business Days of the delivery of the report at Fair Market Value.

10.5.8.	For the purposes of this Agreement, “Fair Market Value” means, in relation to the relevant shares in the capital of the Company, the price of such shares on the basis of a sale as between a willing seller and a willing buyer at arm’s length, as agreed between the Shareholders at the relevant time or, if not agreed, the price an Independent Expert (engaged at the Company’s cost) states in writing to be in its opinion their market value on the same basis, and, in determining such market value, the Independent Expert shall be instructed in particular:

(a)	to have regard to any previous determinations of Fair Market Value, either as agreed by the Shareholders or as determined by an Independent Expert;

(b)	to have regard to actual leverage and any business restrictions that caused the Company to require the Emergency Funding Issue;

(c)	to have regard to the rights and restrictions attached to such shares in respect of income and capital but to disregard any restrictions as to transfer;

(d)	to disregard whether such shares represent a minority or a majority interest, as appropriate;

(e)	if the Company or Group is then carrying on business as a going concern, to assume that it will continue to do so;

(f)	to take full account of the fully diluted equity share capital of the Company and of the loan capital and debt structure of the Group; and

(g)	to have regard to such other factors as it shall regard appropriate for such purpose.

10.5.8.1	The Independent Expert shall act as an expert and not as an arbitrator. The Board of Directors shall choose the Independent Expert by appointing the firm placed as “first” in the list. To the extent one firm has already been appointed as Independent Expert for purposes of defining the Fair Market Value and the Shareholders require an Independent Expert to be appointed another time under this Section 10.5.8, then the Board shall appoint the firm place as “second” in the list, and so on.

10.5.9.	If the Controlling Shareholder subscribes for New Securities pursuant to this Section 10.5 and this has the effect of reducing the percentage of outstanding voting shares in the Company held by the Investor below fifteen percent (15%) or ten percent (10%) (as applicable), the Investor shall be entitled to exercise its rights under this Agreement as if it held the percentage of outstanding voting shares in the Company immediately prior to the Emergency Funding Issue until such date as the Investor is no longer entitled to subscribe for New Securities in accordance with this Section 10.5. In this case, the Investor undertakes to exercise its rights set forth in this Agreement (including the voting rights) in an appropriate commercially and business like manner and in the best interest of the Company.

Article 11
QUALIFIED PUBLIC OFFERING RIGHTS

11.1.          Qualified Public Offering Demand Right. Notwithstanding any other provision of this Agreement, at any time after three (3) years from the date hereof, the Investor shall be entitled, subject to Section 11.3 below, to (i) cause the Company to engage a financial advisor, the identity of which is subject to the consent of the Controlling Shareholder (such consent not to be unreasonably delayed or withheld), to evaluate and implement the most feasible recommendation for a Qualified Public Offering; and (ii) subject to an affirmative recommendation of such financial advisor, require that the Company, on its behalf, files a request for registration as a publicly held company, and effect the registration of all or a part of the Shares held by the Investor, such rights to be exercised by delivery to the Controlling Shareholder of written notices (the “Demand Notices”) specifying, in the latter case, the approximate number of Shares required to be registered. The Parties agree that, provided the Minimum Ratio is observed, the costs (including the advisors’ and Underwriters’ fees) in connection with any registration of a Public Offering shall be borne by the Company.

11.2.          Underwriters. In the event the financial advisor recommends the Qualified Public Offering, the Controlling Shareholder shall have the right to select one or more investment banking firms of international reputation to act as lead managers and bookrunners of the Qualified Public Offering, (collectively along with any other joint bookrunners, the “Underwriters”).

11.3.          Participation in the Offering. If at any time the Controlling Shareholder and/or the Investor, as applicable, offer any of their Shares as part of a Public Offering, the Controlling Shareholder and/or the Investor shall have the right to include, based on the proportional stakes of the Controlling Shareholder and the Investor in the Company at the time of the offering, up to the maximum quantity of Shares deemed feasible by the Underwriter in order to not jeopardize the success of the such Public Offering. As part of a Public Offering, either the Company or the Controlling Shareholder undertakes to offer a minimum of one (1) Share for every two (2) Shares offered by the Investor (the “Minimum Ratio”). If the Underwriter determines that the aggregate amount of Shares requested to be included in such Public Offering is sufficiently large to have a material adverse effect on the success of such Public Offering, then the Shareholders and the Company shall include in such offering only the aggregate number of Shares in the secondary offering that the Underwriter believes may be sold without any such material adverse effect, and the amount of Shares to be included in the secondary offering shall be reduced as necessary to comply with such determination of the Underwriter, provided that the number of shares issued or sold by the Company and/or the Controlling Shareholder (as the case may be) is such that, at least, the Minimum Ratio is maintained in respect of the Public Offering as a whole.

11.4.          Public Offering Documentation. Each Shareholder agrees to, as applicable, (i) complete and execute all questionnaires, powers of attorney, indemnities and other documents reasonably required in connection with any Public Offering, provided that all other Shareholders execute similar agreements; (ii) enter into customary lock-up agreements with the Underwriters for a period that may be required by the leading or managing Underwriter of such offering in line with market practices, as well as customary underwriting agreements to sell its included shares on the same terms and conditions applicable to the Company; and (iii) cooperate with any other reasonable requests by the Company in connection with such Public Offering.

11.5.          Agreements towards Public Offering. For purposes of consummating a Public Offering, the Company and the Shareholders agree to: (i) cooperate in good faith and take all necessary and convenient action, including the voting of their respective Shares to approve such corporate resolutions as may be required to (a) amend and restate the Organizational Documents of the Company in a manner that is customary for a company seeking an initial public offering of its equity securities and as reasonably requested in order to facilitate the disposition of the equity securities of the Company in connection with such offering, and (b) issue the number and types of new Shares to be sold and offered as primary shares in connection with a Public Offering; (ii) if deemed necessary or desirable, incorporate the New Holdco, to Transfer the Shares of the Company to the New Holdco and to list the New Holdco; and (iii) take any other action that is necessary to effectuate and complete a Public Offering, apart from making any representation or warranty other than in relation to ownership of their Shares, absence of Encumbrances in relation to the Shares, and customary representations and warranties made by the relevant selling shareholders in similar transactions. The Company further undertakes to (and the Shareholders agree to procure that the Company shall) take such steps and shall give such other cooperation and assistance to implement a Public Offering including by assisting with the preparation of a prospectus; providing information which may be necessary or desirable; and ensuring that the CEO, CFO and other relevant members of the management team are reasonably available to assist with the implementation of a Public Offering.

11.5.1.	With respect to Section 11.5(ii) above, the Shareholders agree that incorporation of New Holdco and Transfer of Shares of the Company to New Holdco shall only be approved and implemented if there is no adverse effects to the Investor nor gives rise to any losses or taxes payable by the Investor; for clarification purposes, any such Transfer shall only be approved if there is a neutral effect to the Investor.

Article 12
FURTHER FINANCE

12.1.          Further Finance. Except as otherwise provided in Transaction Documents, no Shareholder, nor any of its Affiliates, shall be required to provide additional funding to the Group whether by way of: (i) subscribing for Shares; (ii) providing any form of debt funding, security, collateral or guarantee; or (iii) any other arrangement whatsoever. To the extent the Group requires additional funding for any reason, the Parties agree to discuss in good faith, and to seek to secure, debt financing from third parties on acceptable terms prior to the provision of any finance (whether debt or equity) by the Shareholders.

Article 13
COVENANTS

13.1.          Company Actions. The Company shall, in so far as complies with Applicable Law, take all such actions as shall be reasonably necessary from time to time to cause the effective implementation of the provisions of this Agreement, including the effective implementation of the provisions of this Agreement with respect to each of the Subsidiaries.

13.2.          Shareholders Actions. The Shareholders undertake to each other to execute and perform all such deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, including the convening of all meetings and the giving of all waivers and consents and passing of all resolutions reasonably required to ensure that the Shareholders, the Directors appointed by them (and any alternate Directors) and, so far as any obligations are expressed to be imposed upon them, the Company and any Subsidiaries of it give effect to the terms of this Agreement.

13.3.          Articles of Association. In accordance with the Investment Agreement, the Shareholders agree to adopt the Amended Articles. Without prejudice to the generality of Section 13.1, the Shareholders agree, as between themselves, that, if any provisions of the Amended Articles at any time conflict with any provisions of this Agreement, the provisions of this Agreement shall prevail and the Shareholders shall exercise all powers and rights available to them to procure the amendment of the Amended Articles to the extent necessary to permit the Company and its affairs to be regulated as provided in this Agreement.

13.4.          Compliance – the Company. The Company shall, and each Shareholder shall procure that:

13.4.1.	the Company is, and takes no action that impedes or impairs or might reasonably be expected to impede or impair the Company being, at all times in compliance with Anti-Bribery Laws, anti-money laundering laws, Sanctions Laws or any relevant environmental or health and safety laws or regulations;

13.4.2.	the Company and its Subsidiaries implement appropriate policies and procedures in line with market practice, reasonably designed to achieve compliance with all applicable Anti-Bribery Laws and anti-money laundering laws, maintain such policies and procedures designed to ensure compliance with applicable Anti-Bribery Laws and anti-money laundering laws, and promptly notify, and cause the Company to notify, to the Shareholders upon becoming aware of any credible allegations that are reasonably likely to be a violation of applicable Anti-Bribery Laws and anti-money laundering laws;

13.4.3.	the Company and each of its Subsidiaries co-operates with any compliance audit or investigation by another Shareholder and provides all reasonable information and assistance requested upon an investigation or inquiry by a Governmental Authority directed to the Company, any of its Subsidiaries or any Shareholder; and

13.4.4.	promptly inform the Board if it becomes aware of any breach of any of the obligations of, or of any credible allegations that are reasonably likely to be a violation of the provisions, contained in or referred to in this Section 13.4 by it, the Company, any of its Subsidiaries or any of its or their respective agents.

13.5.          Compliance – Shareholders. Each Shareholder shall use all reasonable endeavours to ensure that, in connection with this Agreement and their respective obligations hereunder, neither it, any of its Affiliates nor any of its or their respective agents take any action, directly or indirectly, that would result in a violation of Anti-Bribery Laws, anti-money laundering laws or Sanctions Laws by any Person.

13.6.          Recent Acquisitions. The Company shall, and the Controlling Shareholder shall procure that, the Company (and any Subsidiary) complies with and enforces the terms of any agreement to which it is a party related to the acquisition by the Group of any entity, securities, assets or businesses (each a “Group Acquisition Agreement”). The Company shall, and the Controlling Shareholder shall procure that, the benefit of any indemnities or the receipt of any damages, in each case, pursuant to any Group Acquisition Agreement, shall accrue to the benefit of the Company or relevant Subsidiary.

13.7.          Recapitalisation. The Parties agree to use their respective reasonable best efforts to always optimize the capital structure of the Company with a target leverage ratio of 2,5x Net Debt / LTM Adjusted EBITDA as of 2021, and the Board shall take the appropriate actions to seek such target leverage ratio and give the proceeds of such recapitalization the destination it deems fit, including the potential distribution to the Shareholders in the event there is no reasonable corporate destination for the proceeds.

13.8.          Books & Records. The Group shall maintain books and records on an accrual basis and in accordance with IFRS and the Company will make and keep books, records and accounts which in reasonable detail accurately and fairly reflect the transactions and dispositions of it and its Subsidiaries assets, and will devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

13.8.1.	transactions are executed in accordance with management’s general or specific authorization and are recorded as necessary to permit preparation of financial statements in conformity with IFRS to maintain accountability of such assets;

13.8.2.	access to assets is permitted only in accordance with management’s general or specific authorization; and

13.8.3.	the recorded accountability for assets is compared with existing assets at reasonable levels and appropriate action is taken with respect to any differences.

13.9.          Tax and Accounting. The Company will apply IFRS. The Company’s auditor will resolve any discrepancies relating to the interpretation of those principles. The Company will (and the Controlling Shareholder will procure that the Group will) develop and maintain tax and accounting policies in line with market practice and following the advice of reputable advisers and will not adopt such policies that are contrary to the advice of such advisers or contrary to Applicable Laws.

13.10.      Restrictions on the Business of the Company. The Controlling Shareholder undertakes to the Investor and the Company Entities to exercise its rights, and to cause the Company to act, in the best interest of the Company Entities, always assessing, in an appropriate commercially and business-like manner, whether the Company Entities should or should not enter into any agreement or commitment containing restrictive provisions to their businesses, including their ability to compete without any limitation.

Article 14
INFORMATION RIGHTS

14.1.          General information. Subject to customary confidentiality undertakings in favour of the Company, the Company shall, and the Controlling Shareholder shall procure that the Company shall, prepare (or procure the preparation of) and supply (or procure the supply of) the Investor and, if applicable, the Investor Directors, with:

14.1.1.	to the extent the Investor holds Shares representing at least ten percent (10%) of the voting shares in the capital of the Company, the same financial and written information which the Company supplies to the Board or its committees, at the same time as the Board (or the relevant committee) receives such information;

14.1.2.	to extent the Investor holds Shares in the capital of the Company, unaudited monthly, quarterly and annual accounts of the Group and audited accounts of the Group for any period for which they are available, in each case as soon as they are available, including but not limited to the standard spreadsheets related to “CLE” and to “CLI” with the appropriate breakdown of business units.

14.2.          Filings. The Company shall prepare (or procure the preparation of) and supply (or procure the supply of) the Investor, as reasonably required by the Investor (or its Affiliates) from time to time, as soon as reasonably practicable and in any event no later than fifteen (15) Business Days from the date of request in writing:

(i)	for their tax filing purposes;

(ii)	for their anti-trust or regulatory purposes;

(iii)	for the purposes of their compliance with the Disclosure and Transparency Guidelines, if applicable;

(iv)	for the purposes of complying with Anti-Bribery Laws and anti-money laundering laws; and

(v)	for the purposes of compliance by any member of the Group in respect of maintaining its PSC register in accordance with the Companies Act 2006.

14.2.1.	The Company shall, and shall cause that each Subsidiary, as soon as reasonably practicable following the date of Investor’s (or its Affiliates) request to provide all reasonable information and assistance that the Investor or its Affiliates may reasonably require to comply with its or their obligations under AIFMD, provided that in case the Company is required to incur material costs or expenses in order to comply with its obligations hereunder, any such material costs reasonably incurred by the Company and/or the Subsidiaries and which are duly evidenced, as presented to the Investor, shall be borne by the Investor or reimbursed by Investor to the Company and/or such Subsidiary, as the case may be.

Article 15
WARRANTIES

15.1.          Warranties of the Shareholders. Each Shareholder warrants to the other Shareholder on the date hereof that: it has full capacity and authority to enter into, execute and deliver this Agreement and to comply with and perform the duties and obligations provided for herein; this Agreement constitutes a legal, valid and binding agreement of the Shareholder enforceable against it in accordance with its terms; it is, as of the Closing Date, the lawful owner of the Shares registered in its name in accordance with Applicable Law, and its Shares are free and clear of any and all Encumbrances other than those imposed by this Agreement; the execution, delivery and performance of the obligations herein do not result and shall not result in a breach, default or violation of any kind and in any degree of any Law, agreement, declaration, representation or any other instrument entered into or provided by the Shareholder or in respect of any Person to whom the Shareholder is bound or subject, including the Organizational Documents; and this Agreement was freely and legally agreed to and entered into by the Shareholder and constitutes the lawful, valid, effective and binding obligation of the Shareholder, enforceable against it pursuant to the terms and to the extent set forth in this Agreement.

Article 16
CONFIDENTIALITY

16.1.          For the purpose of this Article 16, “Confidential Information” means all information of a confidential nature disclosed by whatever means by one Party (the “Disclosing Party”) to any other Party (the “Receiving Party”) and includes such information disclosed by or to the Company and includes the provisions and subject matter of this Agreement.

16.2.          Each Receiving Party undertakes to keep, and shall procure that each of its Affiliates and each Director appointed by it under Article 4 shall keep, the Confidential Information confidential and not disclose it to any person, other than as permitted under this Article 16.

16.3.          For the purposes of this Article 16, “Representatives” means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

16.4.          Section 16.2 shall not apply to the disclosure of Confidential Information by a Party or any of its Representatives if and to the extent it can demonstrate that disclosure is:

(a)	required by any law or by regulation of any country with jurisdiction over the affairs of the Receiving Party or the Company (or any Subsidiary of it);

(b)	required by the rules of any securities exchange on which securities of the Receiving Party or any member of its group are listed;

(c)	required by any court of competent jurisdiction or any competent judicial, arbitral, governmental, supervisory or regulatory body (including any Tax Authority);

(d)	between the Controlling Shareholder and/or the Company on the one hand and any of their Representatives, shareholders, lending banks, financial institutions or other actual or potential advancers of financing on the other hand, provided that the relevant recipient is subject to, and holds the disclosed Confidential Information under, a duty of confidentiality or a professional obligation of confidentiality;

(e)	between the Investor on the one hand and any of its Representatives, Affiliates and their Affiliates’ directors, officers, partners, consultants, members or employees, any direct or indirect investors or prospective investors in funds managed and/or advised by Affiliates of the Investor, together with their directors, officers, advisers or agents or any other actual or potential advancers of financing on the other hand, provided that the relevant recipient is subject to, and holds the disclosed Confidential Information under, a duty of confidentiality or a professional obligation of confidentiality;

(f)	of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held by that Party or any of its Representatives; or

(g)	that such information is in the public domain other than through breach of this Article 16,

provided that in the case of Sections 16.4(a), (b) and (c) above the Receiving Party will to the extent reasonably practicable and permitted by such law or body promptly notify the Disclosing Party and co-operate with the Disclosing Party regarding the timing and content of such disclosure and take into account the reasonable comments of the Disclosing Party.

16.5.          The Receiving Party may disclose Confidential Information to its Affiliates and to its, and its Affiliates’ directors, officers, employees, advisers, agents and lenders provided it makes each such recipient aware of the obligations of confidentiality assumed by it under this Agreement and provided that it shall ensure that such recipient complies with those obligations as if it was a party to this Agreement.

16.6.          A Shareholder may disclose Confidential Information relating to the Company and any Subsidiary of it (but not of the other Shareholder) to a potential purchaser to whom it is or may be, subject to compliance with the transfer provisions in this Agreement entitled to sell its Shares in accordance with the provisions of this Agreement (and any advisers engaged in relation to such proposed transaction), provided that before any Confidential Information is disclosed, the potential purchaser shall have entered into appropriate confidentiality undertakings in favour of the Company and the other Shareholders.

16.7.          This Article 16 shall continue to bind each Party notwithstanding termination or expiry of this Agreement or a transfer of all its Shares.

Article 17
DISPUTE RESOLUTION

17.1.          Governing Law. This Agreement (including this Article 17) and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, English Law.

17.2.          Arbitration. Any and all disputes, controversies or conflicts arising from or in connection with this Agreement, including disputes as to its validity, conclusion, binding effect, breach, amendment, expiration and termination (each a “Dispute”), shall, as far as possible be settled amicably by the Parties. If any such Dispute is not settled amicably within thirty (30) days as from the date any Party informs the other Parties that any Dispute has arisen, the Parties agree that such Dispute shall be referred to and finally resolved by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”), in accordance with its arbitration rules (“Rules”) as amended from time to time which rules are deemed to be incorporated by reference in this Article 17.

17.2.1.	Composition of the arbitral tribunal. The arbitral tribunal shall consist of three (3) arbitrators, of which one (1) shall be appointed by the claimant(s), and one (1) by the respondent(s). The chairman of the arbitral tribunal shall be appointed by the two (2) party-appointed arbitrators, in consultation with the parties to the arbitration, within the time limit established by the ICC. In the event any of the parties to the arbitration fail to appoint an arbitrator, or if the two (2) party-appointed arbitrators fail to agree on the appointment of the chairman of the arbitral tribunal, the appointments shall be made by the ICC as per the Rules.

17.2.2.	Seat and language of the arbitration. The seat of arbitration shall be the city of São Paulo, State of São Paulo, Brazil and the language of the arbitration shall be English.

17.2.3.	Binding force. The decisions rendered by the arbitral tribunal shall be final and binding upon the parties to the arbitration and their successors.

17.2.4.	Provisional and Urgent Measures. To the extent provided in the Rules, each Party shall have the right to seek interim relief from a court of competent jurisdiction or the emergency arbitrator, at any time before or after the arbitral tribunal has been appointed, including prior to the thirty (30) day amicable settlement period referred to in Section 17.2, up until the tribunal has made its final award.

17.2.5.	Confidentiality. The Parties agree that the arbitral proceedings (including, but not limited to its existence, the Parties’ allegations and statements, third-party statements, evidence and documents presented, as well as any decisions rendered by the arbitral tribunal) shall be confidential and shall only be disclosed to the arbitral tribunal, the parties to the arbitration, their representatives and any other person necessary for the proper conduction and result of the arbitration.

17.2.6.	Expenses and Attorney’s Fees. The expenses of the arbitral proceedings, including, but not limited to, the administrative costs of the ICC, any arbitrator’s fees, any independent expert’s fees and any attorney’s fees shall be borne by each party as per the Rules. Upon rendering a final arbitral award, the arbitral tribunal may determine that the successful party be proportionally reimbursed by the unsuccessful party for the expenses it has incurred due to the arbitral proceedings, including, but not limited to, the administrative costs of the ICC, any arbitrator’s fees, any independent expert’s fees and any reasonable attorney’s fees.

Article 18
AGENT FOR SERVICE

18.1.          Agent of Service. The Controlling Shareholder and the Investor shall each maintain an agent in England for service of process and any other documents in proceedings in connection with this Agreement (a “Service Agent”). Any claim form, judgment or other notice of legal process shall be sufficiently served on the Controlling Shareholder or the Investor if delivered to its Service Agent at its address for the time being.

18.2.          Controlling Shareholder’s Service Agent. The Controlling Shareholder’s Service Agent is as follows: Moove Lubricants Limited, Dering Way, Gravesend, Kent DA12 2QX, United Kingdom.

18.3.          Investor’s Service Agent. The Investor’s Service Agent is as follows: TMF Global Services (UK) Limited, 6 St Andrew Street, 5th Floor, London, EC4A 3AE, United Kingdom.

18.4.          Change of Service Agent. The Controlling Shareholder and the Investor each agree not to revoke the authority of its Service Agent and if, for any reason it does so, it shall promptly appoint another Service Agent with an address in England and notify the other Parties of the Service Agent’s name and address details. If either of them fails to appoint another Service Agent within fourteen (14) days after the other Party requests that it does so, that other Party may, at the defaulting Party’s expense, appoint one on behalf of the defaulting Party.

Article 19
MISCELLANEOUS

19.1.          Termination. This Agreement shall be deemed immediately terminated:

(i)       if, following a Qualified Public Offering of the Company, the largest shareholder ownership percentage falls, at any moment, below fifty percent (50%) of the total shares issued by the Company;

(ii)     upon written agreement to that effect, signed by all Parties; or

(iii)    upon Liquidation of the Company.

19.1.1.	For the avoidance of doubt, upon completion of the Qualified Public Offering, regardless of a change of Control of the Company, the following provisions of this Agreement shall be terminated: Section 9.4 (Lock-Up); Section 10.1 (Right of First Offer); and Section 10.2 (Tag-Along Rights) without prejudice to any rights of the Shareholders under Applicable Law.

19.1.2.	If this Agreement is terminated, the Parties shall have no further obligations under this Agreement, except that Article 8 (Non-Compete and Non-Solicitation),

Section 17.1 (Governing Law), Section 17.2 (Arbitration) and Section 19.11 (Notices), (in each case for the periods contemplated therein, if applicable), and all other rights and obligations of the parties that arise prior to the termination, including any rights to indemnification, shall survive the termination of this Agreement.

19.2.          Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, the other Transaction Documents and the other documents, delivered pursuant to this Agreement, contain the whole agreement between the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, relating to such subject matter. Each Party:

(a)	acknowledges that, in agreeing to enter into this Agreement, it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of the other Party (other than in the Transaction Documents) before the signature of this Agreement; and

(b)	waives all rights and remedies which, but for this Section 19.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

Nothing in this Section 19.2 limits or excludes any liability for fraud or fraudulent misrepresentation.

19.3.          Announcements. Neither Party shall without the prior written approval of the other Parties make or permit any person connected with it to make any announcement concerning this Agreement or any ancillary matter at any time except as required by:

(a)	any applicable law or regulation; or

(b)	the rules of any stock exchange on which securities of the Party are listed,

provided that in relying on such exceptions the announcing Party will to the extent reasonably practicable and permitted by such law, regulation or rule notify the other Parties and co-operate with the other Parties regarding the timing and content of such announcement.

19.4.          Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties to this Agreement.

19.5.          Waiver. No delay or omission in the exercise of any power, prerogative or right set forth herein or otherwise available to any Party shall impair or affect the right of such Party to exercise it in the future. No time extension or forbearance granted to any Party shall change or affect any power, prerogative or right of the other Party, or the obligations of the Party to whom such time extension or forbearance has been granted. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

19.6.          Remedies. Without affecting any other rights or remedies that any Party to this Agreement may have, each Shareholder acknowledges that the other Parties to this Agreement may be irreparably harmed by any breach of the terms of this Agreement and that damages alone may not necessarily be an adequate remedy. Accordingly, such other Parties shall be entitled to seek the remedies of final or interim injunction, specific performance and other equitable relief, or any combination of these remedies, for any potential or actual breach of its terms.

19.7.          Binding Effect. This Agreement will be binding and inure to the benefit of the Parties, their respective legal successors and permitted assignees and transferees.

19.8.          Assignment. Unless the Parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it, other than to the transferee to whom Shares are transferred in accordance with this Agreement. Any purported assignment in contravention of this Section 19.8 shall be void.

19.9.          No Partnership. Nothing in this Agreement shall be deemed to constitute a partnership between the Parties nor constitute any Party the agent of either other Party for any purpose.

19.10.      Severability. The provisions contained in each Section and Subsection of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

19.11.      Notices. Any notice or other communication given under this Agreement shall be made in writing and shall be delivered in person, sent by registered mail (return receipt requested) or sent by recognized courier service to the addresses and individuals indicated below, always with a copy via e mail (which shall not constitute notice for the purposes herein):

19.11.1.	if to the Investor:

Galt Lubes Investments Limited
1 Waverley Place Union Street St Helier Jersey JE1 1SG
Attn.: [***]
e-mail: [***]

with copy that will not constitute a notice to:

Clifford Chance LLP
10 Upper Bank Street
London, E14 5JJ
Attn.: [***]
e-mail: [***]

Pinheiro Neto
Rua Hungria, 1100
01455-906 - São Paulo-Brasil
Attn.: [***]
e-mail: [***]

if to the Controlling Shareholder:

Attn.: [***]
Avenida Brigadeiro Faria Lima, 4100, 8° andar, São Paulo-SP, CEP 04538-132
e-mail: [***]

Attn.: [***]
Avenida Brigadeiro Faria Lima, 4100, 8° andar, São Paulo-SP, CEP 04538-132
e-mail: [***]

with copy that will not constitute a notice to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al Joaquim Eugenio de Lima, 447
São Paulo/SP – Brazil
Attn.: [***]
e-mail: [***]

Freshfields Brockhaus Deringer LLP
65 Fleet Street
London, EC4Y 1HT
Attn: [***]
e-mail: [***]

if to the Company:

Attn: [***]
Avenida Brigadeiro Faria Lima, 4100, 8o andar, São Paulo-SP, CEP 04538-132
e-mail: [***]
Attn.: [***]
Avenida Brigadeiro Faria Lima, 4100, 8o andar, São Paulo-SP, CEP 04538-132
e-mail: [***]

with copy that will not constitute a notice to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugenio de Lima, 447
São Paulo/SP – Brazil
Attn.: [***]
e-mail: [***]

Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London, EC4Y 1HT
Attn: [***]
e-mail: [***]

Clifford Chance LLP
10 Upper Bank Street
London, E14 5JJ
Attn.: [***]
e-mail: [***]

Pinheiro Neto
Rua Hungria, 1100
01455-906 - São Paulo-Brasil
Attn.: [***]
e-mail: [***]

19.11.2.	Each Party must immediately inform the other Parties if the any of the addresses or email addresses listed in Section 19.11 above change. Until all other Parties are duly informed of such change, any notice or other communication sent to the addresses or email addresses described in Section 19.11 above shall be deemed valid and effective.

19.11.3.	Any notice or other communication shall be deemed as having been effectively delivered: (a) at the time it is delivered, if delivered personally; and (b) at the time it is received, if sent by mail or courier service.

19.11.4.	The Parties agree that the provisions of this clause shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings.

19.12.      Expenses. Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such cost or expense.

19.13.      Counterparts. This Agreement may be signed in any number of counterparts, each of which taken together shall constitute one and the same agreement, and either Party may enter into this Agreement by executing a counterpart.

19.14.      Third-Party Beneficiaries. A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

19.15.      Language. The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written.

[signatures pages to follow]

[signature page 1/3 of the Shareholders Agreement relating to Cosan Lubes Investments Limited entered into, on March 29, 2019, by and between Galt Lubes Investments Limited, Cosan S.A. and Cosan Lubes Investments Limited]

Investor:

/s/ James Culshaw
James Culshaw Director	GALT LUBES INVESTMENTS LIMITED

[signature page 2/3 of the Shareholders Agreement relating to Cosan Lubes Investments Limited entered into, on March 29, 2019, by and between Galt Lubes Investments Limited, Cosan S.A. and Cosan Lubes Investments Limited]

Controlling Shareholder:

/s/ Marcos Marinho Lutz
Marcos Marinho Lutz	COSAN S.A.

[signature page 3/3 of the Shareholders Agreement relating to Cosan Lubes Investments Limited entered into, on March 29, 2019, by and between Galt Lubes Investments Limited, Cosan S.A. and Cosan Lubes Investments Limited]

Company:

/s/ Marcos Marinho Lutz		/s/ Filipe Affonso Ferreira
Marcos Marinho Lutz	COSAN LUBES INVESTMENTS LIMITED	Filipe Affonso Ferreira